Form 10KSB, Exhibit 13
period 1997-12-31
COMMUNITY NATIONAL CORP /TN
filed 1998-03-23
CIK 1042726

                              COMMUNITY NATIONAL
                                  CORPORATION

                                    <LOGO>



                                    ANNUAL

                                  __________

                                     1997
                                  __________


                                    REPORT

                             FINANCIAL HIGHLIGHTS



                                                            AT DECEMBER 31,             CHANGE
                                                        ------------------------  --------------------
                                                          1997         1996         AMOUNT    PERCENT
                                                        --------     --------      ---------  --------
                                                                       (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
 Total assets.........................................  $ 31,216     $ 25,623     $  5,593      21.8%
 Loans receivable, net................................    19,544       16,205        3,339      20.6
 Mortgage-backed securities...........................     4,019        3,342          677      20.3
 Investment securities................................     3,675        4,059         (384)     (9.5)
 Deposits.............................................    21,416       20,638          778       3.8
 Stockholders' equity.................................     8,568        3,861        4,707     121.9

 Number of common shares outstanding..................   712,866      223,993      488,873     219.7


                                                          FOR THE YEAR ENDED
                                                              DECEMBER 31,             CHANGE
                                                        ------------------------  --------------------
                                                          1997         1996         AMOUNT    PERCENT
                                                        --------     --------      ---------  --------
                                                                       (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
 Interest income......................................  $  2,046     $  2,011     $    35        1.74%
 Interest expense.....................................     1,124        1,103          21        1.90
                                                        --------     --------     -------
  Net interest income.................................       922          908          14        1.54
 Provision for loan losses............................        54           30          24       80.00
                                                        --------     --------     -------
 Net interest income after provision for loan losses..       868          878         (10)      (1.14)
 Noninterest income...................................       104           41          63      153.66
 Noninterest expense..................................       646          617          29        4.70
                                                        --------     --------     -------

 Income before income taxes...........................       326          302          24        7.95
 Provision for income taxes...........................       102          105          (3)      (2.86)
                                                        --------     --------     -------

 Net income...........................................  $    224     $    197     $    27       13.71%
                                                        ========     ========     =======
 Earnings per share...................................  $   0.59     $   0.54     $  1.00
                                                        ========     ========     =======

                [LETTERHEAD OF COMMUNITY NATIONAL CORPORATION]


March 31, 1998


To Our Stockholders:


The directors, officers and staff of Community National Corporation and Community National Bank of Tennessee proudly present our first annual report to our stockholders.

A part of 1997 was dedicated to the preparation of the necessary regulatory applications and follow through to convert Lexington First Federal Mutual Holding Company from mutual to stock form to be known as Community National Corporation, and Lexington First Federal Savings Bank from a savings bank charter to a national bank charter, to be known as Community National Bank of Tennessee. Concurrently a public offering of the Company's common stock was completed. The conversion to a full stock company and a national bank was completed on December 11, 1997, and 485,759 shares of new stock were sold at $10.00 per share with a net increase in capital of $4,496,279, and an increase in total stockholders' equity to $8,567,973 at December 31, 1997.

Our goal at the beginning of 1997 was to convert to a full stock company and a full service commercial bank. That goal has been achieved. Our goal today is to maximize value for our stockholders based on, and in keeping with the highest level of integrity and customer service of which we are capable.

A new full service branch is scheduled to open May 1, 1998. It is in a high traffic, high visibility area of Lexington, Tennessee, and is anticipated to be a major factor in the growth of loans and deposits. The branch will provide added convenience for existing customers and allow us to be visible to and reach the majority of the residents of our trade area.

Our success is dependent upon successful lending. Where the bank has been a mortgage lender in the past, we must be successful commercial and consumer lenders as well. Sound loans are a priority. In 1997 loans increased 17%, and of this increase 93% were commercial and consumer loans. We will continue to offer and solicit sound loans in accordance with the credit needs of our trade area which includes construction, residential mortgage, commercial, and consumer loans of all kinds.

We have much strength in our strong capital position of $8,567,973 at year end. We have a unique opportunity as a locally owned and operated community bank in an environment of change where big banks continue to swallow up smaller banks in their quest for market share. Although the economic environment is extremely competitive, we feel that we are positioned to take advantage of our changing environment as a strong community oriented bank. We will be seeking investment opportunities and innovative ways of serving our community and utilizing our resources to protect and maximize your investment. We ask for your support and your business.


Yours truly,

/s/ Howard W. Tignor

Howard W. Tignor
President and Chief Executive Officer

                     BUSINESS OF THE COMPANY AND THE BANK

     Community National Corporation (the "Company") was incorporated under the laws of the State of Tennessee for the purpose of holding all of the capital stock of Lexington First Federal Savings bank ("Lexington First Federal") following the second step conversion of its former mutual holding company (the "Conversion and Reorganization"), which was completed on December 11, 1997. The Company's principal business is that of directing, planning and coordinating the business activities of the Bank. Immediately following the Conversion and Reorganization, Lexington First Federal converted to a national bank with the name Community National Bank of Tennessee (the "Bank") and remained a wholly-owned subsidiary of the Company (the "Bank Conversion"). Upon the completion of the Bank Conversion, the Company became a bank holding company. The Company has no significant assets other than its investment in the Bank, and certain cash and cash equivalents. At December 31, 1997, on a consolidated basis, the Company had total assets of $31.2 million, net loans receivable of $19.5 million, cash and investment securities of $6.4 million, mortgage-backed securities of $4.0 million, total deposits of $21.4 million and stockholders' equity of $8.6 million.

     The Bank is a national bank operating through its office in Lexington, Tennessee, serving Henderson County in southwestern Tennessee. The Bank is the successor to Lexington First Federal. Therefore, all references to the Bank also include its predecessor, Lexington First Federal. Until February 1997, the Bank's primary business, as conducted through its office located in Lexington, Tennessee, was the origination and holding of mortgage loans secured by single-family residential real estate located primarily in Henderson County, Tennessee, with funds obtained primarily through the attraction of savings deposits, certificate accounts with terms of 18 months or less, and Federal Home Loan Bank ("FHLB") advances. The Bank also made some construction loans on single-family residences, savings account loans, and second mortgage consumer loans. The Bank purchased mortgage-backed securities, and invested in other liquid investment securities.

     Beginning in February 1997, the Bank's emphasis shifted to full service banking, diversification of the loan portfolio, the origination of long term fixed rate mortgage loans solely for sale in the secondary market, and the offering of a greater variety of transaction accounts. Current Bank policy restricts fixed rate loans to five years with limited exceptions. The reduction and control of interest rate risk, and the origination of variable rate loans, short term loans and balloon loans of one, two, three and five years are emphasized. The Bank's emphasis is the diversification in the portfolio with quality consumer and commercial loans in order to both reduce and control interest rate risk, and to increase the interest rate spread.

     As a bank holding company, the Company is registered with, and subject to regulation and examination by, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank is subject to comprehensive examination, supervision, and regulation by the Office of the Comptroller of the Currency ("OCC"). Because the Bank was formerly chartered as a savings association, the Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits for each depositor.

     The Company's principal executive office is located at the home office of the Bank at 19 Natchez Trace Drive, Lexington, Tennessee 38351, and its telephone number is (901) 968-6624.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


SUMMARY OF FINANCIAL CONDITION

                                                               At December 31,
                                                       ------------------------------
                                                         1997      1996        1995
                                                       --------  --------   ---------
                                                           (Dollars in thousands)

Total assets.........................................  $31,216   $25,623      $25,945
Loans receivable, net................................   19,544    16,205       14,512
Cash and cash equivalents............................    2,742     1,392        1,761
Investment securities:
 Available for sale..................................    2,518     1,802        3,104
 Held to maturity....................................    1,157     2,257        2,351
Mortgage-backed securities:
 Available for sale..................................    3,462     2,664        2,823
 Held to maturity....................................      557       678          829
Deposits.............................................   21,416    20,638       20,982
FHLB advances........................................      822       955          971
Stockholders' equity.................................    8,568     3,861        3,769
-------------------------------------------------------------------------------------
Number of:
 Real estate loans outstanding.......................      490       506          503
 Savings accounts....................................    1,850     1,567        1,738
 Offices open........................................        1         1            1


SUMMARY OF OPERATIONS

                                                          Year ended December 31,
                                                       ------------------------------
                                                         1997      1996        1995
                                                       --------  --------   ---------
                                                           (Dollars in thousands)

Interest income......................................  $2,046    $2,011       $1,929
Interest expense.....................................   1,124     1,103        1,091
                                                       ------    ------       ------
  Net interest income................................     922       908          838
Provision for loan losses............................      54        30           30
                                                       ------    ------       ------
Net interest income after provision for loan losses..     868       878          808
Noninterest income...................................     104        41           32
Noninterest expense..................................     646       617          464
                                                       ------    ------       ------
Income before income taxes...........................     326       302          376
Provision for income taxes...........................     102       105          152
                                                       ------    ------       ------

Net income...........................................  $  224    $  197       $  224
                                                       ======    ======       ======
Earnings per share...................................   $0.59    $ 0.54       $ 1.00
                                                       ======    ======       ======
Dividend payout ratio................................   23.66%    35.74%       31.43%
                                                       ======    ======       ======


     The above dividend payout ratio was computed by dividing the actual dividends paid by the Net Income without giving consideration to the dividends waived by the Mutual Holding Company. The Mutual Holding Company held 135,000 shares of stock until December 11, 1997 and has waived dividends of $0.20 per quarter for 1995, 1996 and 1997.

KEY OPERATING RATIOS

                                                                         At or for the Year
                                                                          Ended December 31,
                                                                -------------------------------------
                                                                  1997           1996          1995
                                                                -------        -------        -------

PERFORMANCE RATIOS:
   Return on assets (net earnings divided by average
      total assets)..........................................     0.82%           0.76%          0.90%
   Return on average equity  (net earnings divided
      by average equity).....................................     5.17            5.21           6.27
   Interest rate spread (combined weighted average
      interest rate earned less  combined weighted
      average interest rate cost)............................     2.73            3.08           2.86
   Net interest margin (net interest income divided
      by average interest-earning assets)....................     3.59            3.76           3.55
   Ratio of average interest-earning  assets to
      average interest-bearing liabilities...................   117.22          115.59         115.54
   Ratio of noninterest expense to average total
      assets.................................................     2.36            2.40           1.86

ASSET QUALITY RATIOS:
   Nonperforming assets to total assets at
      end of period..........................................     0.79%           0.56%          0.51%
   Nonperforming loans to total loans at
      end of period..........................................     1.26            0.75           1.03
   Allowance for loan losses to total loans
      at end of period.......................................     0.99            0.86           0.84
   Allowance for loan losses to nonperforming
     loans at end of period..................................    78.63          124.56          84.25

   Provision for loan losses to total loans receivable, net..     0.28            0.18           0.20

   Net charge-offs to average loans outstanding..............     0.00            0.08           0.01

CAPITAL RATIOS:
   Equity to total assets at end of period...................    27.45%          15.07%         14.53%

   Average equity  to average assets.........................    15.85           14.68          14.28


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

     The Company's principal business is that of directing, planning and coordinating the business activities of the Bank. The Company has no significant assets other than its investment in the Bank, and certain cash and cash equivalents. Other than investing its available assets, the Company conducts no significant activities. Therefore, much of the discussion below relates to the business of the Bank.

Until February 1997, the Bank's primary business, as conducted through its office located in Lexington, Tennessee, was the origination and holding of mortgage loans secured by single-family residential real estate located primarily in Henderson County, Tennessee, with funds obtained primarily through the attraction of savings deposits, certificate accounts with terms of 18 months or less, and Federal Home Loan Bank ("FHLB") advances. The Bank also made some construction loans on single-family residences, savings account loans, and second mortgage consumer loans. The Bank purchased mortgage-backed securities, and invested in other liquid investment securities.

     Beginning in February 1997, the Bank's emphasis shifted to full service banking, diversification of the loan portfolio, the origination of long term fixed rate mortgage loans solely for sale in the secondary market, and the offering of a greater variety of transaction accounts. Current Bank policy restricts fixed rate loans to five years with limited exceptions. The reduction and control of interest rate risk, and the origination of variable rate loans, short term loans and balloon loans of one, two, three and five years are emphasized. The Bank's emphasis is the diversification in the portfolio with quality consumer and commercial loans in order to both reduce and control interest rate risk, and to increase the interest rate spread.

     A new full service, high visibility branch office is under construction at 435 West Church Street in Lexington, Tennessee, with an anticipated opening date of May 1, 1998. The branch will have two drive-up windows, three inside teller stations, two offices, and two desks in the lobby. The projected completed cost for the branch is estimated to be approximately $500,000. The branch will be initially staffed with one loan officer and three tellers/customer service representatives. The Bank has been and is continuing to be structured to offer full service banking and to compete on an equal basis with traditional full service banks.

     The offering of a wider range of loan products, the opening of a new branch office are all integral parts of the Bank's new emphasis on commercial banking. The goals in implementing these steps are to increase the Bank's interest rate spread, improve the Bank's interest rate sensitivity mismatch and increase overall profitability, while maintaining an acceptable level of risk. Although there are additional risks inherent in pursuing a commercial banking strategy, the Board of Directors believes that President Tignor and the new employees he has hired (including two new lending officers) possess the requisite amount of skill, experience and leadership to accomplish this goal over a reasonable period of time.

     The profitability of the Company and the Bank depends primarily on the Bank's net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing deposits and borrowings (if any). The Company's and the Bank's net earnings also are dependent, to a lesser extent, on the level of its other income, including gains and losses on the sale of investment securities and other assets, servicing fees and other fees and rental income, and its general, administrative and other expenses, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums, franchise taxes and miscellaneous other expenses, as well as income tax expense.

ASSET AND LIABILITY MANAGEMENT

     The ability for the Bank to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate-sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.

     The lending activities of savings associations have historically emphasized long-term fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds.

     The strategy for reducing the negative interest-rate gap and above average interest-rate risk has been a switch to variable-rate and balloon fixed-rate only residential real estate loans, and elimination of long-term fixed-rate financing except for loan originations that are packaged for sale. In addition, the focus on diversification in the loan portfolio with the origination of short-term commercial and consumer loans, as well as the emphasis on variable rate mortgage-backed securities in the investment portfolio is part of the strategy to address the Bank's negative gap position.

     Notwithstanding the foregoing, however, because the Bank's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income. Material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

     ANALYSIS OF GAP. In recent years, the Bank has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are expected to mature or reprice in each of the time periods shown.

                                                        Over One    Over Five    Over Ten       Over
                                           One Year     Through     Through       Through      Twenty
                                            or Less   Five Years   Ten Years   Twenty Years     Years     Total
                                           ---------  -----------  ----------  -------------  ---------  --------
                                                                (Dollars in thousands)
Interest-earning assets:
 One- to four-family  mortgage loans.....  $  2,014     $  4,161    $  4,893       $  4,452   $  1,361   $16,881
 Other mortgage loans....................        26           --          --             --         --        26
 Consumer loans..........................     1,817        1,089         221             --         --     3,127
 Investment securities...................     1,580          800         900            419         --     3,699
 Mortgage-backed securities..............       105          348         196            769      2,583     4,001
 FHLB Stock..............................       501           --          --             --         --       501
 Other interest earning assets...........     2,530           --          --             --         --     2,530
                                           --------     --------    --------       --------   --------   -------
  Total..................................  $  8,573        6,398       6,210          5,640      3,944    30,765
                                           --------     --------    --------       --------   --------   -------

Interest-bearing liabilities:
 Deposits................................  $ 19,583        1,455          --             --         --    21,038
 FHLB Advances...........................        24          117         106            245        330       822
                                           --------     --------    --------       --------   --------   -------
  Total..................................  $ 19,607        1,572         106            245        330    21,860
                                           --------     --------    --------       --------   --------   -------

Interest sensitivity gap.................  $(11,034)    $  4,826    $  6,104       $  5,395   $  3,614   $ 8,905
                                           ========     ========    ========       ========   ========   =======
Cumulative interest sensitivity gap......  $(11,034)    $ (6,208)   $   (104)      $  5,291   $  8,905   $ 8,905
                                           ========     ========    ========       ========   ========   =======

Ratio of interest-earning assets
 to interest-bearing liabilities.........     43.72%      407.00%    5858.49%       2302.04%   1195.15%   140.74%
                                           ========     ========    ========       ========   ========   =======

Ratio of cumulative gap to total assets     (35.35)%     (19.89)%     (0.33)%         16.95%     28.53%    28.53%
                                           ========     ========    ========       ========   ========   =======

     The preceding table was prepared utilizing certain assumptions regarding prepayment and decay rates provided by a private data processing and consulting firm. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) adjustable-rate mortgages were recorded in the period in which they reprice; (ii) fixed-rate mortgages and mortgage-backed securities will prepay at the rate of 5%; (iii) investments are recorded in the periods in which they mature or reprice as applicable; (iv) fixed maturity deposits are not withdrawn prior to maturity;
(v) other deposits are withdrawn or reprice in less than one year; and (vi) FHLB advances are recorded in the period in which they contractually mature.

     The interest rate sensitivity of the Bank's assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts were assumed to mature in one year or less (which does not reflect actual experience), the Bank's one-year gap would have been substantially negative.

     Certain shortcomings are inherent in the method of analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

     The lending activities of savings institutions have historically emphasized long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on their loan portfolios to adjust more slowly to changes in interest rates than their cost of funds.

     The Bank originates both fixed- and adjustable-rate residential real estate loans as market conditions dictate. However, these market conditions continue to cause the Bank to issue fixed rate financing, although the residential loans originated by the Bank in recent months have been mostly short-term balloon loans with terms of one, three, five and seven years. Additionally in 1997, the Bank began to offer consumer and commercial loans, which reprice more rapidly.

     Notwithstanding the foregoing, however, because the Bank's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would have a severely adverse effect on net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances for loans include nonaccrual loans. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

                                                                                         YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------------------------
                                                                                   1997                         1996
                                                  AT DECEMBER 31,       ---------------------------   ---------------------------
                                                       1997
                                              -----------------------                       AVERAGE                       AVERAGE
                                                               YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                                  BALANCE       COST    BALANCE  INTEREST   COST (1)  BALANCE  INTEREST   COST (1)
                                              ---------------  -------  -------  ---------  --------  -------  ---------  --------
                                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable, net (2)................          $19,544    8.78%  $17,692    $1,531      8.65%  $15,586    $1,396      8.96%
   Investment securities
      Taxable...............................            2,854    5.57     2,230       143      6.41     4,183       283      6.77
      Nontaxable............................              845   12.54     1,103       106      9.61     1,145       111      9.69
   Mortgage-backed securities...............            4,001    5.65     3,576       226      6.32     3,393       222      6.54
   Other interest-earning assets............            3,031    5.71     2,086        76      3.64       861        37      4.30
                                                      -------           -------    ------             -------    ------
      Total interest-earning assets.........           30,275    7.76    26,687     2,082      7.67    25,168     2,049      8.14
                                                                                   ------                        ------
Noninterest-earning assets..................              941               648                           591
                                                      -------           -------                       -------
      Total assets..........................          $31,216           $27,335                       $25,759
                                                      =======           =======                       =======

Interest-bearing liabilities:
   Deposits.................................          $21,038    5.01   $21,865    $1,053      4.82   $20,814     1,027      4.93
   FHLB advances............................              822    8.64       901        72      7.88       959        76      7.92
                                                      -------           -------    ------             -------    ------
      Total interest-bearing liabilities....           21,860    5.14    22,766     1,124      4.94    21,773     1,103      5.07
                                                                                   ------                        ------
Noninterest-bearing liabilities.............              788               236                           206
                                                      -------           -------                       -------
      Total liabilities.....................           22,648            23,002                        21,979
Equity......................................            8,568             4,333                         3,780
                                                      -------           -------                       -------
      Total liabilities and equity..........          $31,216           $27,335                       $25,759
                                                      =======           =======                       =======

Interest income.............................                                       $  958                        $  946
Interest rate spread........................                     2.62%                         2.73%                         3.08%
                                                              =======                        ======                        ======
Net yield on interest-earning assets........                                                   3.59                          3.76%
                                                                                             ======                        ======
Tax equivalent adjustments:
      Investment securities.................                                          (36)                          (38)
                                                                                   ------                        ------
Ratio of average interest-earning assets....
   to average interest-bearing liabilities..                   138.49%                       117.22%                       115.59%
                                                              =======                        ======                        ======
Net interest income.........................                                       $  922                        $  908
                                                                                   ======                        ======
-----------------------

(1) The average yield is calculated by combining earnings on investment securities and mortgage-backed securities in one category for presentation in this table.
(2)  Includes nonaccrual loans.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); and (iii) rate/volume change (change in volume multiplied by change in rate).

                                          YEAR ENDED DECEMBER 31,
                                      --------------------------------
                                       1997         VS.         1996
                                      -------      -----       -------
                                            INCREASE (DECREASE)
                                                   DUE TO
                                      --------------------------------
                                                       RATE/
                                      VOLUME   RATE   VOLUME    TOTAL
                                      -------  -----  -------  -------
                                               (IN THOUSANDS)
Interest Income:
  Loans receivable..................   $ 188   $(47)   $  (6)   $ 135
  Investment securities:
      Taxable.......................    (132)   (15)       7     (140)
      Nontaxable....................      (4)    (1)      --       (5)
  Mortgage-backed securities........      12     (8)      --        4
  Short-term investments and other
     interest-earning assets........      53     (6)      (8)      39
                                       -----   ----    -----    -----
        Total interest income.......     117    (76)      (8)      33
                                       -----   ----    -----    -----

Interest-bearing liabilities:
  Deposits..........................      52    (25)      (1)      26
   FHLB advances....................      (5)    --       --       (5)
                                       -----   ----    -----    -----
      Total interest-bearing
         liabilities................      47    (25)      (1)      21
                                       -----   ----    -----    -----

Change in net interest income.......   $  70   $(51)   $  (3)   $  12
                                       =====   ====    =====    =====

_______________
     Differences due to rounding.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

     At December 31, 1997, the Company's assets totaled $31.2 million, as compared to $25.6 million at December 31, 1996. Total assets increased $5.6 million, or 21.9%, from December 31, 1996 to December 31, 1997. The increase in total assets during the year ended December 31, 1997 was principally the result of an increase in cash and time deposits of $1.3 million, or 97.0%, and net loans receivable of $3.3 million, or 20.6%, offset by a decrease in investment securities of $400,000, or 9.4%. The increase in the assets was funded by the almost $1.0 million increase in deposits described below and the sale of 485,759 shares of Common Stock for net proceeds of $4.5 million.

     The allowance for loan losses totaled $195,000 at December 31, 1997, and $141,000 at December 31, 1996. As of those dates the Bank had loans over 91 days delinquent of $146,000 and $114,000, respectively, at December 31, 1997 and December 31, 1996 in its portfolio. There were no loans charged off or recoveries of previous loan losses during the year ended December 31, 1997. The determination of the allowance for loan losses is based on management's analysis, performed on a monthly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends, and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Bank has had minimal losses on loans in prior years. At December 31, 1997, the ratio of the allowance for loan losses to net loans was 1.00%, as compared to .87% at December 31, 1996.

     During the year ended December 31, 1997, the Company's total liabilities increased $900,000, or 4.1%. This increase was primarily the result of an increase of $800,000, or 3.8%, in Bank deposits. Management is continually evaluating the investment alternatives available to the Bank's customers, and adjusts the pricing on its savings products to maintain and improve its existing deposit base.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
1996

     GENERAL. The Company had net income of $224,000 for the year ended December 31, 1997, compared to net income of $197,000 for 1996. Net interest income increased $14,000. Noninterest income increased $63,000 while noninterest expense increased $30,000.

     NET INTEREST INCOME. Net interest income increased by $14,000, or 1.5%, for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase was primarily due to the increase in the ratio between interest-earning assets and interest-bearing liabilities.

     INTEREST INCOME. Interest income increased by $35,000 from $2.01 million to $2.05 million, or 1.7%, for the year ended December 31, 1997 compared to the year ended December 31, 1996. This increase resulted in part from an overall increase of average interest-earning assets of $1.5 million from $25.2 million for 1996 to $26.7 million, or 6.0% for 1997.

     INTEREST EXPENSE. Interest expense increased by $22,000, or 1.9%, to $1.1 million for the year ended December 31, 1997 from $1.1 million for the year ended December 31, 1996. The increase is primarily due to an increase in average deposits from $20.8 million in 1996 to $21.9 million in 1997.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

     The provision was increased $24,000 from $30,000 to $54,000 because the Bank is now making consumer loans which carry an inherently greater risk than mortgage loans. No actual losses occurred during the years ended December 31, 1997 and 1996. Loans past due 91 days or more amounted to $146,000 at December 31, 1997.

     NONINTEREST INCOME. The $63,000 increase in noninterest income in 1997 compared to 1996 was primarily attributable to an increase in loan fees of $41,000 or 200%. This is the result of a new fee schedule for all loans. Deposit account fees also increased by $15,467 or 196%. This increase was due to offering new transaction accounts including a "free checking" account and a 25% increase in insufficient funds charges.

     NONINTEREST EXPENSE. The $30,000 increase in noninterest expense in 1997 compared to 1996 was primarily attributable to the $154,000 increase in compensation and benefits, the $13,000 increase in data processing, and the $13,000 increase in advertising. These increases were partially offset by a decrease in federal depository insurance premiums of $162,000 in 1997 compared to 1996. The increase in compensation was attributable to: (1) six months of salary totaling $20,000 paid to an officer that retired in March 1997 as additional compensation for her many years of service, (2) the addition of four employees in 1997 with salaries totaling $47,000, and (3) the recording of $53,875 as the current year's portion of the employment agreement awarded to the President of the Company. This agreement grants $207,730 to the President's account. Of this amount, $100,000 will vest pro-rata over ten years of the President's future service, and $107,730 will be 50% vested immediately and will vest 25% per year over the following two years of the President's service. The $162,000 decrease in federal depository insurance premiums was attributable to the $128,000 special SAIF assessment paid during the quarter ended September 30, 1996. The assessment rate for the special assessment was 65.7 basis points, compared to SAIF assessments of 5.75 basis points for the prior quarters in 1996 and 1.625 basis points per quarter in 1997.

     INCOME TAXES. The Company's effective tax rate for the year ended December 31, 1997 and 1996 was 31.2% and 34.7%, respectively. Income tax expense decreased $4,000.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with GAAP which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most companies, the assets and liabilities of a financial institution are primarily monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

POSSIBLE YEAR 2000 COMPUTER PROGRAM PROBLEMS

     A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Bank. Data processing is also essential to most other financial institutions and many other companies.

     All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to resolve this potential problem before the year 2000. The service bureau, Intrieve Incorporated, has provided the Bank with a detailed plan for year 2000 compliance and a timetable for testing all updates and changes. The Bank has invested over $100,000 in new equipment and software in order to handle year 2000 dating requirements.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. The Bank's liquidity ratio for the year ended December 31, 1997 was 20.3% and its liquidity ratio was 22.4% at December 31, 1997.

     The Bank's principal sources of funds for investments and operations are net earnings, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered a primary source of funds supporting the Bank's lending and investment activities. Deposits were $21.4 million at December 31, 1997.

     The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, federal funds sold, certificates of deposit with other financial institutions that have an original maturity of three months or less and money market mutual funds. The levels of such assets are dependent on the Bank's operating, financing and investment activities at any given time. The Bank's cash and cash equivalents totaled $2.7 million at December 31, 1997. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

     At December 31, 1997, the Bank had $52,000 in commitments to originate loans and had $16.6 million in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

     The Bank is not aware of any trends or uncertainties that will have or are reasonably expected to have a material effect on the Bank's liquidity or capital resources. The Bank has no current plans for material capital improvements or other capital expenditures that would require more funds than are currently on hand.

RECENT ACCOUNTING PRONOUNCEMENTS

     ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. SFAS No. 115 requires classification of investments into three categories. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and must be reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholder's
equity (net of tax effects).   SFAS No. 115 had the effect of reducing total
stockholders' equity by $6,000 and $45,000 at December 31, 1997 and 1996, respectively.

     ACCOUNTING FOR AWARDS OF STOCK-BASED COMPENSATION TO EMPLOYEES. In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123"). SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.
Most fixed stock option plans -- the most common type of stock compensation plan -- have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management has not determined when it will adopt the provisions of SFAS No. 123 and has not estimated the effect of adoption on the Company's financial condition or results of operations.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. In September 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 requires an entity to use a consistent application of a financial components approach that focuses on control when accounting for transfers of financial assets. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement is effective for those transactions occurring after December 31, 1996 and shall be applied prospectively. It is not expected to have a material effect on the Bank's financial statements.

     FASB STATEMENT ON EARNINGS PER SHARE. In March 1997, the Financial Accounting Standards Board("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted Earnings per Share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted Earnings per Share computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.
Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 was adopted by the Company in fiscal 1997. The Company does not believe the impact of adopting SFAS No. 128 will be material to the Company's financial statements.

     FASB STATEMENT ON DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion -- 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 was adopted by the Company in fiscal 1997. The Company does not believe the impact of adopting SFAS No. 129 will be material to the Company's financial statements.

     FASB STATEMENT ON COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130. The statement requires comprehensive income items, such as foreign currency translation adjustments and gains and losses on certain securities, be shown in a financial statement and displayed as prominently as other financial statements. Statement No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company does not believe the impact of adopting SFAS No. 130 will be material to the Company's financial statements.

                                C O N T E N T S


                                                            Page
                                                            ----
Independent Auditor's Report                                  17

Consolidated Statements
  Statement of Financial Condition                         18-19

  Statement of Income and Expense                             20

  Statement of Stockholders' Equity                           21

  Statement of Cash Flows                                     22

Notes to Financial Statements                              23-43

                         ARNOLD, SPAIN & COMPANY, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS
                           914 NORTH HIGHLAND AVENUE
                           JACKSON, TENNESSEE  38301

                                   ------------

BILLY SPAIN, C.P.A.                                 MEMBERS:
WINSTON TRUETT, C.P.A.                              AMERICAN INSTITUTE OF
MICHAEL HEWITT, C.P.A.          901- 427-8571       CERTIFIED PUBLIC ACCOUNTANTS
                              FAX 901- 424-5701
                                                    TENNESSEE SOCIETY OF
AMY CREIGHTON, C.P.A.                               CERTIFIED PUBLIC ACCOUNTANTS
MICHAEL G. HICKS, C.P.A.
GRADY ARNOLD, C.P.A., RETIRED                       AICPA DIVISION OF FIRMS
                                                    SEC PRACTICE SECTION

                          Independent Auditor's Report


Board of Directors
Community National Corporation
Lexington, Tennessee

We have audited the accompanying consolidated statements of financial condition of Community National Corporation and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders equity, and cash flows for the years them ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Community National Corporation and subsidiary as of December 31, 1997 and 1996, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                         /s/ Arnold, Spain & Company, P.C.

                                         Certified Public Accountants

Jackson, Tennessee
February 24, 1998

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                    ASSETS
                                    ------

                                                              December 31,
                                                      ------------------------------
                                                           1997            1996
                                                      -------------    -------------
Cash & cash equivalents
   Non-interest bearing                                $    211,969     $    189,298
   Interest bearing                                       2,529,814          352,747
Time deposits                                                     -          850,000
Investment securities:
   Securities held-to-maturity (estimated
     market value of  $1,189,106 (1997) and
     $2,278,896 (1996)                                    1,157,492        2,256,805
   Securities available-for-sale, at estimated
     market value                                         2,518,019        1,802,059
Mortgage backed and related securities:
   Securities held-to-maturity (estimated
     market value of $563,295 (1997) and
     $681,255 (1996)                                        556,783          678,175
   Securities available-for-sale, at estimated
     market value                                         3,461,579        2,664,334
Loans receivable, net                                    19,544,222       16,205,224
Accrued interest receivable                                 138,047          105,365
Premises and equipment                                      579,148          254,702
Real estate held for investment                                 336              671
Stock investments:
   Stock in Federal Home Loan Bank, at cost                 263,900          245,900
   Stock in Federal Reserve Bank, at cost                   237,150                -
   Stock in Savings and Loan Data Corporation, at cost       15,000           15,000
Other assets                                                  2,243            2,979
                                                       ------------     ------------
Total Assets                                           $ 31,215,702     $ 25,623,259
------------                                           ============     ============


                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

             CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (Cont.)

                                  LIABILITIES
                                  -----------
                                                                                      December 31,
                                                              -----------------------------------------------------------
                                                                     1997                 1996                1995
                                                              -------------------  ------------------  ------------------
 Deposits                                                             $21,416,047         $20,637,964         $20,981,665
 Advances from FHLB                                                       821,777             955,393             970,700
 Advances from borrowers for taxes & insurance                                454               2,630               1,391
 Accrued interest payable                                                 169,954             155,765             162,818
 Income taxes:
  Current                                                                  83,507             (26,303)              7,481
  Deferred                                                                  4,935              14,326              25,108
 Other liabilities                                                        151,055              22,084              27,117
                                                                      -----------         -----------         -----------
     Total Liabilities                                                $22,647,729         $21,761,859         $22,176,280
     -----------------                                                -----------         -----------         -----------

                             STOCKHOLDERS' EQUITY
                             --------------------

 Preferred stock, 2,000,000 shares authorized, - 0 - issued           $         -         $         -         $         -
 Common stock of $1.00 par value, authorized 8,000,000
  shares, 712,866 (1997) and 222,993 (1996)
  issued and outstanding                                                  712,866             222,993             222,997
 Additional paid-in-capital                                             4,489,512             483,106             483,166
 Retained earnings - substantially restricted                           3,371,864           3,200,683           3,073,894
 Unrealized gain (loss) on securities
  available for sale, net of taxes                                         (6,269)            (45,382)            (10,976)
                                                                      -----------         -----------         -----------
   Total Stockholders' Equity                                         $ 8,567,973         $ 3,861,400         $ 3,769,081
   --------------------------                                         -----------         -----------         -----------

   Total Liabilities & Stockholders Equity                            $31,215,702         $25,623,259         $25,945,361
   ---------------------------------------                            ===========         ===========         ===========

The accompanying notes are an integral part of the financial statements.

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                       CONSOLIDATED STATEMENT OF INCOME

                                           Year Ended December 31,
                                         --------------------------
INTEREST INCOME                               1997         1996
                                         ------------- ------------
 First mortgage loans                      $1,434,631    $1,369,940
 Consumer & other loans                       100,595        25,500
 Interest & dividends on investments:
      Taxable                                 149,070       281,764
      Tax-exempt                               69,827        73,060
      Dividends                                18,919        16,497
 Interest on deposits with banks               48,505        22,220
 Interest on mortgage-backed securities       224,341       221,964
                                           ----------    ----------
   Total interest income                   $2,045,888    $2,010,945
   ---------------------                   ----------    ----------

 INTEREST EXPENSE
   Interest on deposits                    $1,053,415    $1,027,111
   Interest on advances from FHLB              70,524        75,543
                                           ----------    ----------
     Total interest expense                $1,123,939    $1,102,654
     ----------------------                ----------    ----------

     Net interest income                      921,949       908,291
     -------------------

   Provision for loan losses                   53,802        30,000
                                           ----------    ----------

     Net interest income after
     --------------------------
     provision for loan losses             $  868,147    $  878,291
     --------------------------            ----------    ----------

 NON-INTEREST INCOME
   Income from real estate held
     for investment                        $    9,865    $    5,755
   Gain from sale of investment
     securities, net                                -           935
   Service charges                             85,096        28,447
   Other operating income                       8,731         5,618
                                           ----------    ----------
     Total non-interest income             $  103,692    $   40,755
     -------------------------             ----------    ----------

 NON-INTEREST EXPENSE
   Compensation & benefits                 $  410,284    $  285,773
   Occupancy & equipment                       60,852        46,698
   Federal deposit insurance premiums          14,631       176,133
   Losses on real estate owned                      -         5,986
   Data processing fees                        42,653        33,410
   Other operating expenses                   117,892        68,686
                                           ----------    ----------
     Total non-interest expense            $  646,312    $  616,686
     --------------------------            ----------    ----------

   Income before income taxes                 325,527       302,360

   Income tax expense                         101,550       105,176
                                           ----------    ----------

     Net Income                            $  223,977    $  197,184
     ----------                            ==========    ==========

   Basic earnings per share                     $0.59         $0.54
                                           ==========    ==========

The accompanying notes are an integral part of the financial statements.

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                                        Unrealized
                                                                                                        gain (loss)
                                                         Common Stock        Additional                on securities      Total
                                                    ---------------------     paid-in      Retained      available-   Stockholders'
                                                     Shares       Amount      capital      earnings      for sale       equity
                                                    ---------   ---------   -----------   -----------   ----------    -------------
 Balance at December 31, 1995                         222,997   $ 222,997   $   483,166   $ 3,073,894   $  (10,976)    $ 3,769,081
 Purchase and retire 4 shares of  common stock             (4)         (4)          (60)            -            -             (64)
 Change in unrealized gain (loss) on securities
    available-for-sale, net of applicable deferred
    income taxes of $17,1724                                -           -             -             -      (34,406)        (34,406)
 Net Income - Year Ended December 31, 1996                  -           -             -       197,184            -         197,184
 Cash Dividends, $.20 per share, per quarter                -           -             -       (70,395)           -         (70,395)
                                                    ---------   ---------   -----------   -----------   ----------     -----------
 Balance at December 31, 1996                         222,993   $ 222,993   $   483,106   $ 3,200,683   $  (45,382)    $ 3,861,400

 Proceeds from issuance of 485,759 shares of
    Community National Corporation common stock
    on December 11, 1997, net of 240 fractional
    shares acquired, and net of offering expense
    of $361,071                                       485,759     485,759     4,010,520             -            -       4,496,279
 Cancelation of shares held by Lexington First
    Federal Mutual Holding Company                   (135,000)   (135,000)      135,000             -            -               -
 Conversion of 87,993 shares common stock in
    Lexington First Federal Savings Bank to 227,107
    shares common stock in Community
    National Corporation                              139,114     139,114      (139,114)                                         -
 Change in unrealized gain (loss) on securities                                                                                  -
    available-for-sale, net of applicable
    deferred income taxes of $20,149                        -           -             -             -       39,113          39,113
 Net income for the period ended December 31, 1997          -           -             -       223,977            -         223,977
 Cash dividends, $.20 per share, per quarter,                                                                                    -
    for the first 3 quarters of the year                    -           -             -       (52,796)           -         (52,796)
                                                    ---------   ---------   -----------   -----------   ----------     -----------
 Balance at December 31, 1997                         712,866   $ 712,866   $ 4,489,512   $ 3,371,864   $   (6,269)    $ 8,567,973
                                                    =========   =========   ===========   ===========   ==========     ===========

The accompanying notes are an integral part of the financial statements.

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                          Year Ended December 31,
                                                                                  ---------------------------------------
                                                                                     1997          1996          1995
                                                                                  -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                       $   223,977   $   197,184   $   224,459
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses                                                           53,802        30,000        30,000
   Provision for depreciation                                                          27,779        25,742        17,879
   Amortizations of investment securities
    premiums and discounts (net)                                                        1,847         1,750         4,963
   (Gain) loss on sale of investments                                                       -          (935)            -
   Stock in FHLB received as dividends                                                (18,000)      (16,200)      (14,900)
   Stock in FRB received as dividends                                                    (765)            -             -
   Purchase of stock in FRB                                                          (236,385)            -             -
   Changes in operating assets and liabilities:
    (Increase) decrease in interest receivable                                        (32,682)       10,908       (17,233)
    (Increase) decrease in other assets                                                   736           196        (3,175)
    Increase (decrease) in interest payable                                            14,189        (7,053)       37,109
    Increase (decrease) in income taxes                                                77,041       (26,840)        1,009
    Increase (decrease) in other liabilities                                          128,971        (5,036)       (9,497)
                                                                                  -----------   -----------   -----------
  Net Cash Provided by Operating Activities                                       $   240,510   $   209,716   $   270,614
  -----------------------------------------                                       -----------   -----------   -----------

INVESTING ACTIVITIES
 Net (increase) decrease in time deposits                                         $   850,000   $   300,000   $  (205,000)
 Net (increase) decrease in loans                                                  (3,389,799)   (1,723,597)     (718,300)
 Additions to premises & equipment                                                   (351,806)      (81,034)       (5,784)
 Purchases of mortgage backed securities                                           (1,497,017)     (827,573)     (796,327)
 Proceeds from collection of mortgage-backed securities                               836,457     1,139,640       702,965
 Purchases of investment securities                                                (1,500,000)   (1,145,000)   (2,657,838)
 Proceeds from maturities of investment securities                                  1,925,318     2,486,549     1,597,738
                                                                                  -----------   -----------   -----------
  Net Cash Provided by Investing Activities                                       $(3,126,847)  $   148,985   $(2,082,546)
  -----------------------------------------                                       -----------   -----------   -----------

FINANCING ACTIVITIES
 Net increase (decrease) in demand deposits, NOW
  accounts, passbook savings accounts, and
  certificates of deposits                                                        $   778,083   $  (343,701)  $ 1,732,281
 Advances received from Federal Home Loan Bank                                              -       120,000        75,000
 Payments on advances from Federal Home Loan Bank                                    (133,616)     (135,307)      (93,722)
 Net increase (decrease) in mortgage escrow funds                                      (2,176)        1,239        (1,127)
 Net proceeds received from the issuance of common stock                            4,496,579             -             -
 Purchase of common stock                                                                   -           (64)            -
 Dividends paid                                                                       (52,795)      (70,395)      (70,398)
                                                                                  -----------   -----------   -----------
  Net Cash Provided by Financing Activities                                       $ 5,086,075   $  (428,228)  $ 1,642,034
  -----------------------------------------                                       -----------   -----------   -----------

  Increase in Cash and Cash Equivalents                                             2,199,738       (69,527)     (169,898)
  -------------------------------------

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      542,045       611,572       781,470
                                                                                  -----------   -----------   -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $ 2,741,783   $   542,045   $   611,572
                                                                                  ===========   ===========   ===========

SUPPLEMENTAL INFORMATION
 Interest paid                                                                    $ 1,109,750   $ 1,033,975   $ 1,054,003
 Taxes paid                                                                            11,400       131,849       150,856
 Non-cash investing and financing activities consistsed of the following:
  Loans transferred to real estate owned during the year                                    -        45,000        26,537
  Stock dividends received from Federal Home Loan Bank                                 18,000        16,200        14,900
  Total net increase (decrease) in unrealized loss on securities
   available-for-sale                                                                  39,113        34,406      (172,631)

The accompanying notes are an integral part of the financial statements.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Lexington First Federal Savings and Loan Association (the Association) commenced operations in 1961 as a federally chartered mutual savings association. Its deposits have been federally insured up to applicable limits, and it has been a member of the Federal Home Loan Bank (FHLB) system since that time.

On December 14, 1992, the Association completed its reorganization to a mutual holding company known as Lexington First Federal Mutual Holding Company (the Mutual Holding Company). On that date, Lexington First Federal Savings Bank (the Savings Bank) completed its organization through the sale of a total of 215,000 shares of common stock, of which 135,000 shares were sold to the Mutual Holding Company in exchange for the transfer to the Savings Bank of all but $100,000 of the assets and liabilities of the Association, and 80,000 shares were sold to persons other than the Mutual Holding Company at a price of $10.00 per share for gross proceeds of $800,000, and net proceeds of $626,193, after deducting expenses of $173,807.

Community National Corporation (the Company) was incorporated under the laws of the State of Tennessee for the purpose of holding all of the capital stock of Lexington First Federal Savings Bank following the second step conversion of its former mutual holding company, which was completed on December 11, 1997. On that date, pursuant to the plan of conversion: (i) the Mutual Holding Company converted to an interim federal stock savings bank and simultaneously merged with and into the Bank; (ii) the Mutual Holding Company ceased to exist and the 135,000 shares of the outstanding Bank Common Stock held by the Mutual Holding Company were canceled; (iii) a second interim savings association (Interim) was formed by the Company solely for the purpose of merging with and into the Bank. As a result of the merger of Interim with and into the Bank, the Bank became a wholly owned subsidiary of the Company operating under the name "Lexington First Federal Savings Bank" and the outstanding Public Bank Shares, which amounted to 87,993 shares were converted into Exchange Shares pursuant to a ratio of
2.581243 for each Public Bank Share. At the conclusion of the Stock Conversion and Reorganization Lexington First Federal Savings Bank converted to a national bank known as "Community National Bank of Tennessee," the present wholly owned subsidiary of Community National Corporation.

The Company's principal business is that of directing, planning and coordinating the business activities of the Bank. These activities primarily consist of accepting deposits from the general public and investing these funds in loans in the Bank's market area and in investment securities and mortgage-backed securities.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company (prior to December 11, 1997 Lexington First Federal Mutual Holding Company) and its wholly owned subsidiary, Community National Bank of Tennessee (prior to December 11, 1997 Lexington First Federal Savings Bank).

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

BASIS OF PRESENTATION (CONTINUED)

Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for possible losses may be necessary based on changes in economic conditions.

CASH AND CASH EQUIVALENTS

Cash consists of currency on hand and demand deposits with other financial institutions. Cash equivalents are short-term, highly liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rate. Only investments with maturities of less than three months at the time of purchase are considered as cash equivalents.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Effective January 1, 1994, the Savings Bank implemented FASB Statement 115 Accounting for Certain Investments in Debt and Equity Securities, which required the Savings Bank to classify its investment securities into three categories: trading, available-for-sale, and held-to-maturity. Investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity.

Gains and losses on the sale of investment and mortgage-backed securities are determined using the specific-identification method. All sales are made without recourse.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for possible loan losses, and net of deferred loan-origination fees. Interest on loans is accrued and credited to operations based upon the principal amount outstanding.

ALLOWANCE FOR LOAN LOSSES

Provision for losses on loans receivable and foreclosed real estate are charged to operations when the loss becomes probable based on management's judgement. Management's periodic evaluation of the adequacy of the allowance is based on the company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Material estimates that are particularly

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

ALLOWANCE FOR LOAN LOSSES (Cont.)

susceptible to significant change in the short term are a necessary part of this process. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the company's allowance for possible losses. Such agencies may require the company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Uncollectible interest on loans is charged off, or an allowance is established, when management is uncertain on the collectibility of the loan. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. At December 31, 1997 and 1996, $4,743 and $1,862 respectively, of interest had been charged to the allowance per management's evaluation

LOAN ORIGINATION FEES AND RELATED COSTS

Loan fees are accounted for in accordance with FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the company's historical prepayment experience. The amount of the fees deferred at December 31, 1997 and 1996 were $22,679 and $27,179.

REAL ESTATE HELD FOR INVESTMENT AND FORECLOSURE REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expenses.

INCOME TAXES

Under the deferred method applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income-tax purposes using the tax rate applicable to the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In February 1992, the Financial Accounting Standards Board (FASB) issued SFAS No. 109, Accounting for Income Taxes, SFAS No. 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The company has adopted SFAS No. 109 in 1993 and later years and this change did not have a material effect on the financial statements.

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financing Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

   Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

   Investment securities (including trading account securities and mortgage-backed securities): Fair values for investment securities are based on quoted market prices, were available. If quoted market prices are not available fair values are based on quoted market prices of comparable instruments.

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

   Deposits: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair value for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

   Long-term borrowings: Rates currently available to the Savings Bank for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

RECLASSIFICATION.

Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 2  CASH AND CASH EQUIVALENTS

Cash and cash equivalents at December 31, 1997 and 1996, are summarized below:

                                                         December 31,
                                                 -----------------------------
                                                     1997             1996
                                                 ------------     ------------
 Cash on hand                                      $   36,150         $ 20,150
 Demand deposits                                    2,705,633          521,895
                                                   ----------         --------
                                                   $2,741,783         $542,045
                                                   ==========         ========

NOTE 3  INVESTMENT SECURITIES

The amortized cost and estimated market value of investments and mortgage-backed securities are as follows:

                                                                            December 31, 1997
                                                          -------------------------------------------------------------
                                                            Amortized      Unrealized       Unrealized       Market
                                                               Cost            Gains           Losses         Value
                                                          -------------  ---------------  --------------  -------------
Securities held-to-maturity consist of the following:
 U.S. government and federal agencies                     $  500,000          $     -       $   (705)      $  499,295
 Obligations of states & political subdivisions              657,492           32,319              -          689,811
                                                          ----------          -------       --------       ----------
                                                          $1,157,492          $32,319       $   (705)      $1,189,106
                                                          ==========          =======       ========       ==========

 Securities available-for-sale consist of the following:
 U.S. government and federal agencies                     $2,355,373          $ 3,115       $(30,956)     $2,327,532
 Obligations of states & political subdivisions              189,833              654              -         190,487
                                                          ----------          -------       --------      ----------
                                                          $2,545,206          $ 3,769       $(30,956)     $2,518,019
                                                          ==========          =======       ========      ==========

                                                          $3,702,698          $36,088       $(31,661)     $3,707,125
                                                          ==========          =======       ========      ==========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 3  INVESTMENT SECURITIES (Cont.)

                                                                                   December 31, 1996
                                                              --------------------------------------------------------
                                                                Amortized      Unrealized    Unrealized       Market
                                                                   Cost          Gains         Losses          Value
                                                              ------------    -----------   ------------   -----------
Securities held-to-maturity consist of the following:
 U.S. government and federal agencies                           $1,599,592       $ 5,082      $ (4,204)     $1,600,470
 Obligations of states & political subdivisions                    657,213        21,213             -         678,426
                                                                ----------       -------      --------      ----------
                                                                $2,256,805       $26,295      $ (4,204)     $2,278,896
                                                                ==========       =======      ========      ==========

 Securities available-for-sale consist of the following:
   U.S. government and federal agencies                         $1,358,305       $ 1,159      $(63,481)     $1,295,983
   Obligations of states & political subdivisions                  512,906           626        (7,456)        506,076
                                                                ----------       -------      --------      ----------
                                                                $1,871,211       $ 1,785      $(70,937)     $1,802,059
                                                                ==========       =======      ========      ==========


The following is a summary of securities held-to-maturity and available-for-sale as of December 31, 1997:

                                            Securities Held-to-Maturity       Securities Available-for-Sale
                                        ---------------------------------  -----------------------------------
                                           Amortized         Estimated         Amortized          Estimated
                                              Cost         Market Value           Cost          Market Value
                                        ----------------  ---------------  ------------------  ---------------
 Amounts maturing in:
   One year or less                           $  500,000       $  499,295          $1,084,365       $1,085,394
   After one year through five years                   -                -             800,000          771,792
   After five years through ten years            397,492          411,016             502,500          501,250
   After ten years                               260,000          278,795             158,341          159,583
                                              ----------       ----------          ----------       ----------
                                              $1,157,492       $1,189,106          $2,545,206       $2,518,019
                                              ==========       ==========          ==========       ==========

During 1997 and 1996, the Savings Bank did not sell any investment securities.

Investment securities with a carrying amount of approximately $1,300,000 at December 31, 1997 and December 31, 1996 were pledged to secure deposits as required or permitted by law.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 4  MORTGAGE-BACKED SECURITIES

                                                                                     December 31, 1997
                                                                -------------------------------------------------------------
                                                                  Amortized     Unrealized       Unrealized         Market
                                                                    Cost           Gains           Losses            Value
                                                                -----------    ------------    -------------    -------------
Securities held-to-maturity consist of the following:
 GNMA                                                             $  556,783      $   6,512         $      -       $  563,295
                                                                  ----------      ---------         --------       ----------

 Securities available-for-sale consist of the following:
 FNMA                                                             $  472,780        $ 1,024         $ (5,225)      $  468,579
 GNMA                                                              2,122,884         20,798           (2,348)       2,141,334
 FHLMC                                                               848,226          9,091           (5,651)         851,666
                                                                  ----------        -------         --------       ----------
                                                                  $3,443,890        $30,913         $(13,224)      $3,461,579
                                                                  ==========        =======         ========       ==========

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                                                      December 31, 1996
                                                                -------------------------------------------------------------
                                                                  Amortized     Unrealized       Unrealized        Market
                                                                    Cost           Gains           Losses           Value
                                                                -------------  -------------  ----------------  -------------
Securities held-to-maturity consist of the following:
 GNMA                                                           $  678,175        $ 3,080         $      -      $  681,255
                                                                ==========        =======         ========      ==========

 Securities available-for-sale consist of the following:
 FNMA                                                           $  721,067        $ 5,870         $ (9,890)     $  717,047
 GNMA                                                              767,459          4,962           (4,639)        767,782
 FHLMC                                                           1,175,259         13,381           (9,138)      1,179,502
                                                                ----------        -------         --------      ----------
                                                                $2,663,785        $24,213         $(23,667)     $2,664,331
                                                                ==========        =======         ========      ==========

During 1997, the Savings Bank sold no mortgage-backed securities.

During 1996, the Savings Bank sold securities available-for-sale for total proceeds of approximately $250,288, resulting in gross realized gains of approximately $935.

The average yield for all mortgage-backed securities at December 31, 1997 and 1996 was 5.70% and 6.43%, respectively.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 5  LOANS RECEIVABLE

Loans receivable are summarized as follows:
     Secured by one-to-four-family residences                            $16,275,163       $16,093,319
     Secured by other properties                                             631,487           164,119
                                                                         -----------       -----------
                                                                         $16,906,650       $16,257,438
   Less - Net deferred loan origination fees                                  22,679            27,179
           Construction loans-in-process                                     271,688           180,078
                                                                         -----------       -----------
                                                                         $16,612,283       $16,050,181
                                                                         -----------       -----------
 Consumer and other loans:
   Principal balances:
     Secured by certificates of deposit                                  $   561,626       $   296,481
     Other                                                                 2,565,552                 -
                                                                         -----------       -----------
                                                                         $ 3,127,178       $   296,481
                                                                         -----------       -----------
 Total first mortgage and consumer loans                                 $19,739,461       $16,346,662
 Less - Allowance for loan losses                                            195,239           141,438
                                                                         -----------       -----------
                                                                         $19,544,222       $16,205,224
                                                                         ===========       ===========
 Average Yield                                                                  8.78%             8.86%
                                                                         ===========       ===========

In conformity with Statement No. 114 of the Financial Accounting Standards Board, the Company has recognized loans with carrying values of approximately $248,000 at December 31, 1997, and $114,000 at December 31, 1996, as being impaired. None of the balance in the Allowance for Loan Losses is directly related to these as the Company feels they will be collected.

NOTE 6  ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                                                          Years Ended December 31,
                                                                      --------------------------------
                                                                           1997              1996
                                                                      ---------------  ---------------
   Balance at beginning of year                                              $141,438         $122,681
   Provisions charged to income                                                53,801           30,000
   Charge-offs and recoveries, net                                                  -          (11,243)
                                                                             --------         --------
 Balance at end of year                                                      $195,239         $141,438
                                                                             ========         ========

The Company's lending efforts have historically focused on residential real estate loans, which comprised approximately $16.0 million or 80% of the total loan portfolio at December 31, 1997. At December 31, 1996, residential real estate loans comprised $15.5 million or 93% of the total loan portfolio. Generally the loan-to-value ratio does not exceed 80%. This has provided the Company with an adequate collateral

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 6  ALLOWANCE FOR LOAN LOSSES (Cont.)

coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that the values of real estate could deteriorate in its primary lending area. For the Company this area consists of Henderson County and Surrounding counties in the West Tennessee area.
Management of the Company believes that the real estate values in the its primary lending area are stable and such stability will continue in the foreseeable future.

NOTE 7  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company makes loans to officers, directors and employees and their related business interests. Such loans are made on the same terms as those prevailing at the time for unrelated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1997 and 1996, the amounts of such loans were $832,875 and $235,768, respectively.

                   Additions                  Deductions
                ---------------  -----------------------------------         Balance at  12/31/97
                                                                      -----------------------------------
  Balance at        Amounts                     Amounts
                                 -----------------------------------
   12/31/96        Borrowed         Collected        Written Off          Current         Non-Current
--------------  ---------------  ---------------  ------------------  ---------------  ------------------
$      235,768         $758,954         $161,847       $      -          $832,875           $      -

NOTE 8  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:


                                                                             December 31,
                                                                   --------------------------------
                                                                        1997             1996
                                                                   ---------------  ---------------
 Investment securities                                                    $ 58,925         $ 62,522
 Mortgage-backed securities                                                 17,286           18,354
 Loans receivable                                                           61,836           24,489
                                                                          --------         --------
                                                                          $138,047         $105,365
                                                                          ========         ========

NOTE 8  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 9  REAL ESTATE HELD FOR INVESTMENT

The Savings Bank has invested in an adjacent commercial building, which is being held for rental purposes. The real estate held for investment is summarized as follows:


                                                                            Years Ended December 31,
                                                                      ------------------------------------
                                                                            1997               1996
                                                                      -----------------  -----------------
 Office building                                                              $ 39,443           $ 39,443
 Less accumulated depreciation                                                 (39,107)           (38,772)
                                                                              --------           --------
                                                                              $    336           $    671
                                                                              ========           ========

Income from real estate operations is as follows:

                                                                            Years Ended December 31,
                                                                       ----------------------------------
                                                                             1997              1996
                                                                       ----------------  ----------------
 Rental income                                                                 $10,200            $6,090
 Depreciation expense                                                             (335)             (335)
                                                                               -------            ------
                                                                               $ 9,865            $5,755
                                                                               =======            ======

NOTE 10  FORECLOSED REAL ESTATE, NET OF ALLOWANCE FOR LOSSES

Activity in the allowance for losses for real estate foreclosed is as follows:

                                                                               Years Ended December 31,
                                                                      ----------------------------------------
                                                                             1997                 1996
                                                                      ------------------  --------------------
Balance at beginning of period                                         $               -     $              -
Provisions charged to income                                                           -               45,000
Charge-offs, net of recoveries                                                         -              (45,000)
                                                                      ------------------             --------
Balance at end of year                                                 $               -             $      -
                                                                      ==================             ========

NOTE 11  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                             December 31,
                                                                 ----------------------------------
                                                                       1997              1996
                                                                 ----------------  ----------------
 Cost:
  Land                                                                 $ 169,122         $ 110,122
  Buildings                                                              396,545           292,495
  Furniture, fixtures and equipment                                      300,494           111,653
                                                                       ---------         ---------
                                                                       $ 866,161         $ 514,270
 Less accumulated depreciation                                          (287,013)         (259,568)
                                                                       ---------         ---------
                                                                       $ 579,148         $ 254,702
                                                                       =========         =========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 11  PREMISES AND EQUIPMENT (Cont.)

Depreciation expense for the periods ended December 31, 1997 and 1996 totaled $27,444 and $25,744, respectively.

NOTE 12  DEPOSITS

Deposits are summarized as follows:

                                                                     December 31,
                                        --------------------------------------------------------------------
                                                      1997                               1996
                                        ---------------------------------  ---------------------------------
                                             Amount           Percent           Amount           Percent
                                        ----------------  ---------------  ----------------  ---------------
 NOW accounts at 2.00% in 1997
  and in 1996                               $   706,409             12.73      $ 1,086,927              5.27
 Senior citizens checking                        78,697              0.33                -                 -
 Student checking                                 2,039              0.01                -                 -
 Free checking                                  121,838              0.51                -                 -
 Super NOW accounts, 3.05% in 1997              351,214              1.48                -                 -
 Commercial checking                            174,899              0.74                -                 -
 Passbook savings at 3.0% in
  1997 and in 1996                            1,913,689              8.07        1,362,467              6.60
                                            -----------            ------      -----------            ------
                                            $ 3,348,785             23.87      $ 2,449,394             11.87
                                            -----------            ------      -----------            ------
 Certificates of deposit:
  4% to 5%                                  $   513,004              2.16      $   477,531              2.31
  5% to 6%                                   17,554,258             73.97       17,711,039             85.82
                                            -----------            ------      -----------            ------
                                            $18,067,262             76.13      $18,188,570             88.13
                                            -----------            ------      -----------            ------

                                            $21,416,047            100.00      $20,637,964            100.00
                                            ===========            ======      ===========            ======

 Weighted average cost of deposits                 5.03%                              5.24%
                                            ===========                        ===========


The amount of certificates of deposit with a minimum denomination of $100,000 was $4,069,367 and $4,265,636, respectively, at December 31, 1997 and 1996.

The Company routinely enters into deposit relationships with its directors, officers and employees in the normal course of business. These deposits bear the same terms and conditions as those prevailing at the time for comparable transactions with unrelated parties. Balances of executive officers and directors on deposit as of December 31, 1997 and 1996,were $ and $, respectively.

Maturities of outstanding certificates of deposit are summarized as follows:

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996

NOTE 12  DEPOSITS (Cont.)

                                                                          December 31,
                                                                 --------------------------------
                       Time to Maturity                               1997             1996
                       -----------------                         ---------------  ---------------
 0 to 1 year                                                         $16,612,431      $12,977,404
 1 to 2 years                                                          1,454,831        5,211,166
                                                                     -----------      -----------
                                                                     $18,067,262      $18,188,570
                                                                     ===========      ===========

Interest expense on deposits is summarized as follows:

                                                                         Years Ended December 31,
                                                                     --------------------------------
                                                                          1997             1996
                                                                     ---------------  ---------------
 NOW                                                                      $   20,631       $   20,394
 Super NOW                                                                     6,323                -
 Passbook                                                                     55,265           50,242
 Certificates of deposit                                                     971,196          956,475
                                                                          ----------       ----------
                                                                          $1,053,415       $1,027,111
                                                                          ==========       ==========

NOTE 13  ADVANCES FROM FEDERAL HOME LOAN BANK

The Savings Bank had outstanding advances from the FHLB at December 31, of $821,777 (1997) and $955,393 (1996). The Savings Bank has executed a blanket mortgage collateral agreement with the FHLB, which pledges mortgage loans equal to 1.5 times the amount of advance outstanding or $1,232,666 at December 31, 1997 and $1,433,090 at December 31, 1996.

The amounts due on advances excluding interest of $1,002,534 are as follows:

                  Year Ended
                 December 31,                                          Amount
               ----------------                                    --------------
                           1998                                          $ 24,297
                           1999                                            26,206
                           2000                                            28,269
                           2001                                            30,492
                           2002                                            32,893
                      2003-2007                                           106,205
                      2008-2012                                            99,078
                      2013-2017                                           146,030
                      2018-2022                                           215,589
                      2023-2026                                           112,718
                                                                         --------
                                                                         $821,777
                                                                         ========

The weighted average cost of advances at December 31, 1997 and 1996 was 7.88% and 7.92%, respectively.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 14  INCOME TAXES

A reconciliation of income taxes at the federal statutory rates to the income tax expense in the financial statements is as follows:

                                                                                   December 31,
                                                          --------------------------------------------------------------
                                                                     1997                              1996
                                                          ----------------------------     -----------------------------
                                                                         % of Pretax                       % of Pretax
                                                             Amount         Income             Amount         Income
                                                          ------------  --------------      ------------  --------------
 Expected income tax expense at federal tax rates            $110,679            34.0          $ 96,755            32.0
 Increase (reductions) in taxes resulting from:
 Non-taxable income:
     Municipal bonds                                          (20,789)           (6.4)          (20,452)           (6.8)
   State income tax, net of federal income tax effect          24,673             7.6            17,613             5.8
   Other                                                      (13,013)           (4.0)           11,260             3.7
                                                             --------            ----          --------            ----
                                                             $101,550            31.2          $105,176            34.7
                                                             ========            ====          ========            ====

Deferred tax assets have been provided for taxable temporary differences related to unrealized gains on available-for-sale securities, uncollected interest, deferred compensation, bad debts, and deferred loan fees. Deferred tax liabilities have been provided for temporary differences related to book over tax depreciation and Federal Home Loan Bank Stock dividends.

                                                                                    Years Ended December 31,
                                                                               ----------------------------------
                                                                                     1997              1996
                                                                               ----------------  ----------------
 Stock dividends                                                                      $ 54,094          $ 47,974
 Tax over book depreciation                                                                  -              (395)
 Bad debts                                                                             (18,293)                -
 Loan fees reported in different periods for
  tax and financial statement purposes                                                  (7,711)           (9,242)
 Deferred compensation                                                                 (18,314)                -
 Uncollected interest - deferred on books but
  reported as income on tax return                                                      (1,612)             (633)
 Increase in deferred tax valuation for unrealized
  losses on available-for-sale securities                                               (3,229)          (23,378)
                                                                                      --------          --------
    Net Deferred Tax Liabilities                                                      $  4,935          $ 14,326
-----------------------------                                                         ========          ========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 15 - BENEFIT PLANS

     DEFERRED COMPENSATION PLAN

     The Company's Board of Directors has established a Deferred Compensation Plan for its directors, including the President of the Company. Before each calendar year begins, each non-employee director may elect to defer receipt of all or part of the fees that the Bank or the company would otherwise have provided, and the President may elect to defer receipt of up to 25% of his future compensation. In addition, the Company made a one-time credit of $207,730 to the President's account. Of this amount, $100,000 will vest pro-rata over ten years of the President's future service, and $107,730 will be 50% vested immediately and vest 25% per year over the following two years of the President's future service. For the $107,730 portion of the credit only, vesting accelerates to 100% if the President is terminated without "just cause" and not in connection with a "change in control" (as these terms are defined in his Employment agreement).

     PENSION PLAN

     The Company annually contributes an amount to the Financial Institutions Retirement Fund as necessary to fund the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (ERISA). For the year ended September 30, 1991, the Retirement Plan was completely funded. Pension expense amounted to $300 and $10,150 for the years ended December 31, 1997 and 1996, respectively. Upon the normal retirement age, at or after age 65, a participant is entitled to an annual retirement benefit in the amount equal to 1.5% of the participant's average annual compensation (as defined in the Retirement Plan) multiplied by the participant's years of benefit service at normal retirement. Under the Retirement Plan, employees may participate in the Retirement Plan after one year of employment with the Company. Benefits are also payable under the Retirement Plan for termination due to disability, early retirement and upon death. Benefits become vested after a participant completes five years of service.

     NOTE 16  REGULATORY CAPITAL

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


     NOTE 16  REGULATORY CAPITAL (Cont.)

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to adjusted total assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all the capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as "well capitalized", the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the following table. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

     The Bank's actual and required capital amounts and ratios are as follows:

                                                                                           To Be Well Capitalized
                                                                                               under the Prompt
                                                                                               Corrective Action
                                                                       For Capital                Provisions
                                              Actual                Adequacy Purposes     --------------------------
                                   --------------------------   ------------------------
                                       Amount         Ratio      Amount       Ratio         Amount        Ratio
                                   ---------------  ---------  ----------  ------------  ------------  ------------
                                                             (Dollars in Thousands)
 As of December 31, 1997
    Total Risk-Based Capital                               -
    (to Risk-Weighted Assets)               $6,540      29.7%      $1,760          8.0%        $2,200         10.0%
    Tier 1 Capital
    (to Risk-Weighted Assets)                6,345      28.8%         880          4.0%         1,320          6.0%
    Tier 1 Capital
    (to Adjusted Total Assets)               6,345      21.1%       1,203          4.0%         1,504          5.0%

 As of December 31, 1996
    Total Risk-Based Capital
    (to Risk-Weighted Assets)                4,009      35.1%         914          8.0%         1,143         10.0%
    Tier 1 Capital
    (to Risk-Weighted Assets)                3,883      34.0%         457          4.0%           686          6.0%
    Tier 1 Capital
    (to Adjusted Total Assets)               3,883      15.2%       1,025          4.0%         1,281          5.0%

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 17 - LOAN COMMITMENTS

The Company had outstanding firm commitments to originate loans as follows:

                                                                            December 31,
                                                                  ----------------------------------
                                                                       1997              1996
                                                                  ---------------  -----------------
 First-mortgage loans                                                     $52,371              $   -
                                                                          =======              =====

NOTE 18  CONCENTRATION OF CREDIT RISK

Most of the Savings Bank's business activity is with customers located within Henderson and surrounding counties in Tennessee. The loan portfolio is comprised of first-mortgage loans to residential and commercial customers and consumer loans.

NOTE 19 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Unless noted otherwise, the Company generally requires collateral to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the majority of the commitments are expected to be funded, the total commitment amounts represent future expected cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The Amount of collateral obtained if deemed necessary by the Company upon extension of credit is based in part on management's credit evaluation of the counter-part. Collateral held varies, but consists principally of residential real estate and deposits.

NOTE 20  STOCKHOLDERS' EQUITY

The Mutual Holding Company had requested and received approval from the Office of Thrift Supervision to waive receipt of dividends on its shares through September 30, 1997. Dividends declared by the Association on Mutual Holding Company shares cumulatively total $1,944,000 at December 31, 1997. Since the Mutual Holding Company ceased to exist effective December 11, 1997, this amount remains restricted for the payment of dividends to Company stockholders.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 21  EARNINGS PER SHARE

Net income per share of common stock for the years ended December 31, 1997 and 1996 of $0.59 and $0.54 was computed by dividing the net income by the weighted average number of shares outstanding for the year. All per share amounts prior to December 11, 1997, the date of reorganization, have been adjusted for the exchange rate of 2.581243. Diluted earnings per share has not been presented because the Company has a simple capital structure.

NOTE 22  PARENT COMPANY ONLY FINANCIAL INFORMATION

Financial information of the Corporation (parent company only) is as follows:

                               BALANCE SHEET

                             December 31, 1997

                                  ASSETS
 Cash in bank                                                                     $2,315,038
 Investment in subsidiary                                                          6,243,340
                                                                                  ----------
     Total Assets                                                                 $8,558,378
     ------------                                                                 ==========

                            LIABILITIES AND CAPITAL
 LIABILITIES
   Accounts payable and accrued expenses                                          $   62,820
   Taxes payable                                                                       1,295
                                                                                  ----------
     Total Liabilities                                                            $   64,115
     -----------------

 STOCKHOLDERS' EQUITY                                                              8,494,263
                                                                                  ----------

     Total Liabilities and Stockholders' Equity                                   $8,558,378
     ------------------------------------------                                   ==========

                             INCOME STATEMENT

      Period From Inception on December 11, 1997 to December 31, 1997

INCOME
 Interest income                                                                     $ 3,700
 Equity in net income of subsidiary                                                   10,611
                                                                                     -------
 Income Before Income Taxes                                                          $14,311
 Income taxes                                                                          1,295
                                                                                     -------
     Net Income                                                                      $13,016
     ----------                                                                      =======


                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 22  PARENT COMPANY ONLY FINANCIAL INFORMATION (Cont.)

                          STATEMENT OF CASH FLOWS
      Period From Incepton on December 11, 1997 to December 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                                      $    13,016
 Adjustments to reconcile net income to net cash and cash equivalents:
   Equity in net income of subsidiary                                                (10,611)
   Increase in taxes payable                                                           1,295
                                                                                 -----------
     Net Cash Provided by Operating Activities                                   $     3,700
     -----------------------------------------                                   -----------

 CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the issuance of stock                                           $ 4,496,518
   Purchase of stock in subsidiary                                                (2,248,000)
   Increase in accounts payable - stock conversion cost                               62,820
                                                                                 -----------
     Net Cash Provided by Financing Activities                                   $ 2,311,338
     -----------------------------------------                                   -----------

     Increase in Cash and Cash Equivalents                                       $ 2,315,038
     -------------------------------------

 CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                           -
                                                                                 -----------

 CASH AND CASH EQUIVALENTS - END OF PERIOD                                       $ 2,315,038
                                                                                 ===========

NOTE 23  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Savings Bank's financial instruments are as follows:

                                                                                         December 31,
                                                                --------------------------------------------------------------
                                                                             1997                            1996
                                                                ------------------------------  ------------------------------
                                                                   Carrying          Fair          Carrying          Fair
                                                                    Amount          Value           Amount          Value
                                                                --------------  --------------  --------------  --------------
 Financial Assets:
  Cash and cash equivalents                                           2,741,783       2,741,783         542,045         542,045
  Time deposits                                                               -               -         850,000         850,000
  Investment securities                                               3,702,698       3,707,125       4,058,864       4,080,955
  Mortgage-backed securities                                          4,000,673       4,024,874       3,342,509       3,345,589
  Loans, net of allowance                                            19,544,222      20,018,796      16,205,224      16,636,283
  Accrued interest receivable                                           138,047         138,047         105,365         105,365


 Financial Liabilities:
  Deposits                                                           21,416,047      21,218,087      20,637,964      20,679,461
  Advances from FHLB                                                    821,777         867,419         955,393       1,008,458
  Accrued interest payable                                              169,954         169,954         155,765         155,765


NOTE 23  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Savings Bank's financial instruments are as follows:

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 24  THE CONVERSION

On April 12, 1997, the Board of Directors of the Savings Bank and the Mutual Holding Company adopted a Plan of Conversion and Agreement and Plan of Reorganization (Plan). Pursuant to the Plan, (1) the Mutual Holding Company converted to an interim federal stock savings bank and simultaneously merged into the Savings Bank, the Mutual Holding Company ceased to exist and the 135,000 shares or 60.5% of the outstanding shares of the Savings Bank's common stock held by the Mutual Holding Company were cancelled, and (2) the Savings Bank merged into an interim institution (Interim) to be formed as a wholly-owned subsidiary of Lexington First Federal Mutual Holding Company (the Company), a newly formed Tennessee corporation formed in connection with the reorganization, with the Bank being the surviving entity; and (3) the outstanding shares of the Bank's common stock (other than those held by the Mutual Holding Company, which were cancelled) were converted into shares of common stock of the Company pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of the Company as they owned of the Bank. The Company then offered for sale pursuant to the Plan additional shares equal to 60.5% of the common shares of the Company. Consummation of the Plan was subject to (i) the approval of the members of the Mutual Holding Company,
(ii) the stockholders of the Bank, and (iii) various regulatory agencies. Pursuant to the Plan, shares of the Company's common stock were offered initially for subscription by eligible members of the Company, eligible employee benefit plans of the Company and the Bank, and certain other persons, including stockholders of the Bank, as of specified dates subject to various subscription priorities as provided in the Plan. The common stock was offered at a price determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares offered was determined by the Board of Directors in conjunction with the determination of the price at which the shares were sold. Any stock not purchased in the subscription offering was sold in a community offering that commenced simultaneously with the subscription offering.

The Plan provided that when the conversion was completed, a "Liquidation Account" was established in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) the retained earnings of the Bank as of March 31, 1992, the date of the latest Statement of Financial Condition contained in the final offering circular utilized in the formation of the Mutual Holding Company or (2) 60.5% of the Bank's total stockholders' equity as reflected in its latest statement of financial condition in the final prospectus utilized in the conversion. The Liquidation Account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors as of specified dates (Eligible Account Holders and Supplemental Eligible Account Holders) who continue to maintain deposits in the Bank after the conversion. In the unlikely event of a complete liquidation of the Bank, and only in such an event, Eligible Account Holders and Supplemental Account Holders would receive from the Liquidation Account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

Current regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned Liquidation Account. Also, capital distribution regulations limit the Bank's ability to make capital distribution which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt, and other transactions charged to the capital account based on their capital level and

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1997 AND 1996


NOTE 24  THE CONVERSION  (Cont.)

supervisory condition. Federal regulations also preclude (i) any repurchases of the stock of the Company for one year after the conversion, and (ii) any repurchase of the stock of the Company, in the second or third year after the conversion unless such repurchase is pursuant to an offer made on a pro rata basis to all stockholders and with prior approval of the Office of Thrift Supervision or pursuant to an open-market stock repurchase program that complies with certain regulatory criteria including such purchases to not more than 5% of the stock of the Company unless otherwise approved by the Office of Thrift Supervision.

                        MARKET AND DIVIDEND INFORMATION

     The Company's common stock is traded on the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board." As of December 31, 1997, there were 712,866 shares of common stock outstanding and approximately 237 holders of record of the common stock. This does not include persons who may hold shares in "street name."

     The following table sets forth the high and low bid price for the common stock since the common stock's issuance on December 11, 1997. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

    FISCAL 1997         HIGH     LOW       DIVIDENDS PAID
    -----------         ----     ---       --------------

    Fourth Quarter      12.00    11.50         None


DIVIDEND RESTRICTIONS

     The Board of Directors of the Company has the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Company will consider the establishment of a dividend policy although no such policy has, as yet, been adopted. The Board will, however, review its dividend policy on a quarterly basis. In addition, from time to time, the Board of Directors may determine to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. For a period of one year following the completion of the Conversion and Reorganization, the Company may not pay any special dividends or dividends that would be construed as a return of capital nor take any actions to pursue or propose such dividends. Payment of dividends on the common stock is subject to determination and declaration by the Company's Board of Directors. Any dividend policy of the Company will depend, however, upon the Company's and Bank's debt and equity structure, earnings, regulatory capital requirements, as well as other factors, including economic conditions and regulatory restrictions. Therefore, there can be no assurance that dividends will be paid or if paid will continue to be paid in the future.

     Dividend payments by the Company are subject to regulatory restriction under Federal Reserve Board policy as well as to limitations under applicable provisions of Tennessee corporate law. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net earnings for the past year are sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized".

     Under the Tennessee Business Corporation Act, a dividend may be paid by a Tennessee corporation unless, after giving it effect, the corporation would not be able to meet its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The payment of dividends from the Bank is subject to various tax and regulatory restrictions.

                                             BOARD OF DIRECTORS
CHARLIE H. WALKER                       HOWARD W. TIGNOR                 ARBA MILAM TAYLOR
Chairman of the Board                   President and Chief Executive    Secretary-Treasurer of Community
Retired attorney                        Officer of Community National    National Corporation and Community
                                        Corporation and Community        National Bank of Tennessee
                                        National Bank of Tennessee

POPE THOMAS                             STEPHEN M. LOWRY                 ROBERT C. THOMAS
Retired sales representative            Plant manager and engineer       Livestock specialist
                                        Decatur Metal Works

RICHARD WALKER                          PAT CARNAL
Practicing attorney                     Insurance Agent;
                                        President and Owner of
                                        Pat Carnal Insurance
                                        Agency, Inc.


                                                        EXECUTIVE OFFICERS
CHARLIE H. WALKER                       HOWARD W. TIGNOR                 ARBA MILAM TAYLOR
Chairman of the Board                   President and Chief              Secretary-Treasurer
                                        Executive Officer


                                                         OFFICE LOCATIONS
                                                            MAIN OFFICE

                                                      19 Natchez Trace Drive
                                                    Lexington, Tennessee  38351



                                                        GENERAL INFORMATION
INDEPENDENT AUDITORS                    ANNUAL MEETING                   STOCKHOLDER INQUIRIES AND
Arnold, Spain & Company, P.C.           The Annual Meeting of            AVAILABILITY OF 10-KSB REPORT
Jackson, Tennessee                      Stockholders will be held on     A COPY OF THE COMPANY'S
                                        April 29, 1998 at 2:00 p.m. at   ANNUAL REPORT ON FORM
SPECIAL COUNSEL                         19 Natchez Trace Drive           10-KSB FOR THE FISCAL YEAR
Housley Kantarian & Bronstein, P.C.     Lexington, Tennessee 38351       ENDED DECEMBER 31, 1997 AS
1220 19th Street, N.W.                                                   FILED WITH THE SECURITIES
Suite 700                               TRANSFER AGENT AND REGISTRAR     AND EXCHANGE COMMISSION
Washington, D.C.  20036                 Illinois Stock Transfer Company  WILL BE FURNISHED WITHOUT
                                        Chicago, Illinois                CHARGE TO STOCKHOLDERS
                                                                         AS OF THE RECORD DATE FOR
                                                                         THE APRIL 29, 1998 ANNUAL
                                                                         MEETING UPON WRITTEN
                                                                         REQUEST TO INVESTOR
                                                                         RELATIONS, COMMUNITY
                                                                         NATIONAL CORPORATION, 19
                                                                         NATCHEZ TRACE DRIVE,
                                                                         LEXINGTON, TENNESSEE 38351


                        COMMUNITY NATIONAL CORPORATION
                        -------------------------------

                                    <LOGO>
                            19 NATCHEZ TRACE DRIVE
                          LEXINGTON, TENNESSEE  38351
                                (901) 968-6624