Form 10KSB40, Exhibit 13
period 1998-12-31
COMMUNITY NATIONAL CORP /TN
filed 1999-03-31
CIK 1042726

                              COMMUNITY NATIONAL
                                  CORPORATION

                                    [LOGO]

                                  ----------

                                     1998

                                  ----------

                                    ANNUAL

                                    REPORT

                              FINANCIAL HIGHLIGHTS

                                                                At December 31,                    Change
                                                          --------------------------       -----------------------
                                                             1998             1997         Amount          Percent
                                                             ----             ----         ------          -------
                                                                             (Dollars in thousands)
Financial Position:
  Total assets..........................................  $   38,688       $  31,216       $   7,472        23.94%
  Loans receivable, net.................................      26,403          19,544           6,859        35.10
  Mortgage-backed securities............................       3,136           4,019            (883)      (21.97)
  Investment securities.................................       2,233           3,675          (1,442)      (39.24)
  Deposits..............................................      28,994          21,416           7,578        35.38
  Stockholders' equity..................................       8,647           8,568              79         0.92

  Number of common shares outstanding...................     712,866         712,866              --         0.00%


                                                              For the Year Ended
                                                                   December 31,                   Change
                                                          --------------------------       -----------------------
                                                             1998             1997          Amount        Percent
                                                            ------           ------         ------        -------
                                                                              (Dollars in thousands)
Results of Operations:
  Interest income......................................   $    2,541       $   2,046       $     495        24.2%
  Interest expense.....................................        1,257           1,124             133        11.8
                                                          ----------       ---------       ---------
       Net interest income.............................        1,284             922             362        39.3
  Provision for loan losses............................          231              54             177       327.8
                                                          ----------       ---------       ---------
  Net interest income after provision for loan losses..        1,053             868             185        21.3
  Noninterest income...................................          161             104              57        54.8
  Noninterest expense..................................          871             646             225        34.8
                                                          ----------       ---------       ---------

  Income before income taxes...........................          343             326              17         5.2
  Provision for income taxes...........................          130             102              28        27.5
                                                          ----------       ---------       ---------

  Net income...........................................   $      213       $     224       $     (11)       (4.9)
                                                          ==========       =========       =========
  Earnings per share...................................   $     0.30       $    0.59       $   (0.29)      (49.2)
                                                          ==========       =========       =========

                [Letterhead of Community National Corporation]


March 31, 1999


To Our Stockholders:

The directors, officers and staff of Community National Corporation and Community National Bank of Tennessee present to you this annual report following the first full year of operation as Community National Bank of Tennessee.

Our primary goal is the maximization of stockholder value. We have clear cut secondary goals to achieve this end. Our short term goal at the beginning of 1997 was to reorganize, convert to a full stock company and a full service commercial bank. Our goal at the beginning of 1998 was to efficiently utilize new investment in facilities, equipment and staff by building a commercial bank deposit base, a customer base, and a diversified loan portfolio. That goal was accomplished in 1998 to the extent of a 35% increase in deposits, a 35% increase in loans and a 24% increase in total assets. Are we satisfied? No, by no means. We must do much more and with increased efficiency. We are just beginning.

Our success remains highly dependent upon successful lending. Commercial and consumer loans account for the bulk of the net increase in the loan portfolio. Residential real estate loans dropped from approximately 80% of the portfolio to approximately 68% of the portfolio. With falling interest rates, refinancing resulted in decreasing margins in the residential real estate portfolio as the higher rate real estate loans in our portfolio were paid off with replacements coming in at lower rates resulting in narrow margins. Many of the residential real estate loans originated in 1998 were by necessity at low fixed rates and were sold in the mortgage market. Subsequently our net growth in the residential portfolio was less than $500,000. With the growth in our commercial and consumer portfolio our loan to deposit ratio at the end of the year was 91%. As a part of and to support our loan growth we allocated $231,094 to our allowance for loan losses during 1998 increasing our reserve to $368,375, equal to 1.38% of the total portfolio and in keeping with Tennessee industry averages.

Our secondary goals are continued growth to spread/absorb fixed expenses and grow our franchise while increasing emphasis on improving interest spread and fee income. Our primary goal remains to maximize value for our stockholder/investors based on and in keeping with the highest level of integrity and customer service of which we are capable. The Board is committed to pursuing every avenue available in achieving what is in the best interest of our investors.

We have much strength and flexibility in our strong capital position of $8,646,826 at year end. We have a unique opportunity as a locally owned and operated community bank in an environment of change where big banks continue to swallow up smaller banks in their quest for market share. Although the economic environment is extremely competitive, we feel that we are positioned to take advantage of our changing environment as a strong community oriented bank. We will be seeking investment opportunities and innovative ways in utilizing our resources to protect and maximize your investment. We ask for your support and your business.

Yours truly,

/s/ Howard W. Tignor

Howard W. Tignor
President and Chief Executive Officer

                     BUSINESS OF THE COMPANY AND THE BANK

      Community National Corporation (the "Company") was incorporated under the laws of the State of Tennessee for the purpose of holding all of the capital stock of Lexington First Federal Savings Bank ("Lexington First Federal") following the second step conversion of its former mutual holding company (the "Conversion and Reorganization"), which was completed on December 11, 1998. The Company's principal business is that of directing, planning and coordinating the business activities of the Bank. Immediately following the Conversion and Reorganization, Lexington First Federal converted to a national bank with the name Community National Bank of Tennessee (the "Bank") and remained a wholly-owned subsidiary of the Company (the "Bank Conversion"). Upon the completion of the Bank Conversion, the Company became a bank holding company. In 1998, the Company purchased a participation totaling $442,482 in loans held by the Bank. The Company has no other significant assets other than its basis with the Bank, the Company had total assets of $38.7 million, net loans receivable of $26.4 million, cash and investment securities of $7.5 million, mortgage-backed securities of $3.1 million, total deposits of $29.0 million and stockholders' equity of $8.6 million.

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

      The Company's principal executive office is located at the home office of the Bank at 19 Natchez Trace Drive, Lexington, Tennessee 38351, and its telephone number is (901) 968-6624. The branch building is located at 435 West Church Street, and its phone number is (901) 968-9599.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Summary of Financial Condition

                                                             At December 31,
                                                 1998              1997             1996
                                            --------------    --------------   --------------
                                                       (Dollars in thousands)
Total assets............................    $    38,688       $   31,216       $   25,623
Loans receivable, net...................         26,403           19,544           16,205
Cash and cash equivalents...............          4,148            2,742            1,392
Investment securities:
   Available for sale...................          1,575            2,518            1,802
   Held to maturity.....................            658            1,157            2,257
Mortgage-backed securities:
   Available for sale...................          2,756            3,462            2,664
   Held to maturity.....................            380              557              678
Deposits................................         28,994           21,416           20,638
FHLB advances...........................            693              822              955
Stockholders' equity....................          8,647            8,568            3,861

------------------------------------------------------------------------------------------------

Number of:
   Real estate loans outstanding........            471              490              506
   Savings accounts.....................          1,937            1,850            1,567
   Offices open.........................              2                1                1


Summary of Operations

                                                          Year Ended  December 31,
                                                 1998              1997             1996
                                            --------------    --------------   --------------
                                                          (Dollars in thousands)
Interest income.........................    $     2,541       $    2,046       $     2,011
Interest expense........................          1,257            1,124             1,103
                                            -----------       ----------       -----------
     Net interest income................          1,284              922               908
Provision for loan losses...............            231               54                30
                                            -----------       ----------       -----------
Net interest income after provision for
 loan losses............................          1,053              868               878
Noninterest income......................            161              104                41
Noninterest expense.....................            871              646               617
                                            -----------       ----------       -----------
Income before income taxes..............            343              326               302
Provision for income taxes..............            130              102               105
                                            -----------       ----------       -----------

Net income..............................    $       213       $      224       $       197
                                            ===========       ==========       ===========
Earnings per share......................    $      0.30       $     0.59       $      0.54
                                            ===========       ==========       ===========
Dividend payout ratio...................          67.14%           23.66%            35.74%
                                            ===========       ==========       ===========


      The above dividend payout ratio for 1997 and 1996 was computed by dividing the actual dividends paid, by the Net Income without giving consideration to the dividends waived by the Mutual Holding Company for those years. The Mutual Holding Company waived dividends of $0.20 per quarter for 1996 and 1997.

Key Operating Ratios

                                                                             At or for the Year
                                                                              Ended December 31,
                                                              -------------------------------------------------
                                                                   1998              1997             1996
                                                              --------------    --------------   --------------
Performance Ratios:
   Return on assets (net earnings divided by average
      total assets).......................................            0.56%          0.82%            0.76%
   Return on average equity  (net earnings divided
      by average equity)..................................            3.43           5.17             5.21
   Interest rate spread (combined weighted average
      interest rate earned less  combined weighted
      average interest rate cost).........................            3.10           2.73             3.08
   Net interest margin (net interest income divided
      by average interest-earning assets).................            3.65           3.59             3.76
   Ratio of average interest-earning  assets to
      average interest-bearing liabilities................          115.53         117.22           115.59
   Ratio of noninterest expense to average total
      assets..............................................            2.29           2.36             2.40

Asset Quality Ratios:
   Nonperforming assets to total assets at
      end of period.......................................            1.11           0.79%            0.56%
   Nonperforming loans to total loans at
      end of period.......................................            1.60           1.26             0.75
   Allowance for loan losses to total loans
      at end of period....................................            1.37           0.99             0.86
   Allowance for loan losses to nonperforming
     loans at end of period...............................           85.58          78.63           124.56

   Provision for loan losses to total loans receivable, net           6.87           0.28             0.18

   Net charge-offs to average loans outstanding...........            0.22           0.00             0.08

Capital Ratios:
   Equity to total assets at end of period................           22.35%         27.45%           15.07%

   Average equity  to average assets......................           16.31          15.85            14.68

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

      Until February 1998, the Bank's primary business, as conducted through its office located in Lexington, Tennessee, was the origination and holding of mortgage loans secured by single-family residential real estate located primarily in Henderson County, Tennessee, with funds obtained primarily through the attraction of savings deposits, certificate accounts with terms of 18 months or less, and Federal Home Loan Bank ("FHLB") advances. The Bank also made some construction loans on single-family residences, savings account loans, and second mortgage consumer loans. The Bank purchased mortgage-backed securities, and invested in other liquid investment securities.

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

      A new full service, high visibility branch office at 435 West Church Street in Lexington, Tennessee, opened in the spring of 1998. The branch has two drive-up windows, three inside teller stations, two offices, and two desks in the lobby. The completed cost for the branch including the property, improvements and equipment was $527,000. The branch has been initially staffed with one loan officer and three tellers/customer service representatives. The Bank has been and is continuing to be structured to offer full service banking and to compete on an equal basis with traditional full service banks.

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

      The lending activities of savings associations have historically emphasized long-term fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by savings associations on its loan portfolios to adjust more slowly to changes in interest rates than the cost of funds. The emphasis within the organization of short-term commercial and consumer loans, as well as the emphasis on variable rate mortgage-backed securities in the investment portfolio is part of the strategy to address the Bank's negative gap position.

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

      Analysis of GAP. In recent years, the Bank has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 which are expected to mature or reprice in each of the time periods shown.

                                                            Over One     Over Five       Over Ten         Over
                                              One Year       Through      Through         Through        Twenty
                                               or Less     Five Years    Ten Years     Twenty Years       Years        Total
                                             ----------    ----------    ----------   -------------    -----------   ---------
                                                                       (Dollars in thousands)
Interest-earning assets:
   One- to four-family  mortgage loans.....  $      892    $    3,113    $    5,216      $    5,799    $     1,600   $  16,620
   Other mortgage loans....................         125            53            31              12             --         221
   Consumer loans..........................         562           376           --              --              --         938
   Investment securities...................         500            --         1,098             346             --       1,944
   Mortgage-backed securities..............         437           877           591             958            588       3,451
   FHLB Stock..............................         255            --            --              --             --         255
   Other interest earning assets...........       2,443            --            --              --             --       2,443
                                             ----------    ----------    ----------      ----------    -----------   ---------
      Total................................  $    5,214         4,419         6,936           7,115          2,188      25,872
                                             ----------    ----------    ----------      ----------    -----------   ---------

Interest-bearing liabilities:
   Deposits................................      19,594         2,093            --              --             --      21,687
   FHLB Advances...........................          27           129           116             278            347         897
                                             ----------    ----------    ----------      ----------    -----------   ---------
      Total................................  $   19,621         2,222           116             278            347      22,584
                                             ----------    ----------    ----------      ----------    -----------   ---------

Interest sensitivity gap...................  $  (14,407)   $    2,197    $    6,820      $    6,837    $     1,841   $   3,288
                                             ==========    ==========    ==========      ==========    ===========   =========
Cumulative interest sensitivity gap........  $  (14,407)   $  (12,210)   $   (5,390)     $    1,447    $     3,288   $   3,288
                                             ==========    ==========    ==========      ==========    ===========   =========

Ratio of interest-earning assets
   to interest-bearing liabilities.........       26.58%       198.85%     5,979.31%       2,559.40%        630.55%     114.56%
                                             ==========    ==========    ==========      ==========    ===========   =========

Ratio of cumulative gap to total assets....      (37.24)%      (31.56)%     (13.93)%           3.74%          8.50%       8.50%
                                             ==========    ==========    =========       ==========    ===========   =========

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

                                                                                         Year Ended December 31,
                                               At December 31,                      1998                         1997
                                                    1998            -------------------------------  ------------------------------
                                             -------------------                            Average                        Average
                                                         Yield/       Average                Yield/   Average               Yield/
                                               Balance    Cost        Balance    Interest   Cost (1)  Balance    Interest  Cost (1)

                                             ---------- --------    ----------  ----------  -------  ---------  --------- ---------
                                                                                (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net (2)...............  $   26,403     7.37%   $   25,834  $    1,945     7.53% $  17,692     $1,531      8.65%

   Investment securities
      Taxable..............................       1,576     9.71         1,584         153     9.66      2,230        143      6.41
      Nontaxable...........................         657    11.11           658          73    11.09      1,103        106      9.61
   Mortgage-backed securities..............       3,136     7.30         3,251         229     7.04      3,576        226      6.32
   Other interest-earning assets...........       5,046     3.29         4,568         166     3.63      2,086         76      3.64
                                             ----------             ----------  ----------           ---------  ---------
      Total interest-earning assets........      36,818     6.97        35,895       2,566     7.15     26,687      2,082      7.67
                                                                                ----------                      ---------
Noninterest-earning assets.................       1,870                  2,223                             648
                                             ----------             ----------                       ---------
      Total assets.........................  $   38,688             $   38,118                       $  27,335
                                             ==========             ==========                       =========

Interest-bearing liabilities:
   Deposits................................  $   28,994     4.13    $   30,376  $    1,198     3.94% $  21,865     $1,053      4.82
   FHLB advances...........................         693     8.51           693          59     8.51        901         72      7.88
                                             ----------             ----------  ----------           ---------  ---------
      Total interest-bearing liabilities...      29,687     4.23        31,069       1,257     4.05     22,766      1,124      4.94
                                                                                ----------                      ---------
Noninterest-bearing liabilities............         354                    832                             236
                                             ----------             ----------                       ---------
      Total liabilities....................      30,041                 31,901                          23,002
Equity.....................................       8,647                  6,217                           4,333
                                             ----------             ----------                       ---------
      Total liabilities and equity.........  $   38,688             $   38,118                       $  27,335
                                             ==========             ==========                       =========

Interest income............................                                     $    1,309                     $      958
Iterest rate spread.......................                 2.74%                              3.10%                           2.73%
                                                        ========                            =======                         =======
Net yield on interest-earning assets.......                                                    3.65%                           3.59%
                                                                                            =======                         =======
Tax equivalent adjustments:
      Investment securities................                                           (25)                           (36)
                                                                                ---------                       --------
Ratio of average interest-earning assets...
   to average interest-bearing liabilities.               124.02%                            115.53%                         117.22%
                                                          ======                             ======                         =======
Net interest income........................                                     $    1,284                     $      922
                                                                                ==========                     ==========

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

                                                                  Year Ended December 31,
                                                     ------------------------------------------------
                                                        1998                  vs.             1997
                                                     ------------------------------------------------
                                                                    Increase (Decrease)
                                                                         Due to
                                                     ------------------------------------------------
                                                                                 Rate/
                                                       Volume        Rate        Volume        Total
                                                     ---------    ---------     --------     --------
                                                                      (In thousands)
Interest Income:
  Loans receivable................................   $     705    $    (199)    $    (92)    $    414
  Investment securities:
      Taxable.....................................         (41)          72          (21)          10
      Nontaxable..................................         (43)          15           (6)         (34)
  Mortgage-backed securities......................         (21)          26           (2)           3
  Short-term investments and other
     interest-earning assets......................          90           --           --           90
                                                     ---------    ---------     --------     --------
        Total interest income.....................         690          (86)        (121)         483
                                                     ---------    ---------     --------     --------

Interest-bearing liabilities:
  Deposits........................................         410         (191)         (74)         145
   FHLB advances..................................         (17)           5           (1)         (13)
                                                     ---------    ---------     --------     --------
      Total interest-bearing
         liabilities..............................         393         (186)         (75)         132
                                                     ---------    ---------     --------     --------

Change in net interest income.....................   $     297    $     100     $    (46)    $    351
                                                     =========    =========     ========     ========

---------------
      Differences due to rounding.


Comparison of Financial Condition at December 31, 1998 and December 31, 1997

      At December 31, 1998, the Company's assets totaled $38.7 million, as compared to $31.2 million at December 31, 1997. Total assets increased $7.5 million, or 24.0%, from December 31, 1997 to December 31, 1998. The increase was composed of an increase in net loans receivable of $6.9 million, an increase in premises and equipment of $219,000, and an increase in cash of $2.5 million. These increases were offset by decreases in mortgage backed securities of $882,000 and in investment securities of $1.4 million.

      The allowance for loan losses totaled $398,000 at December 31, 1998, and $195,000 at December 31, 1997. As of those dates the Bank had total non-performing loans of $430,000 and $248,000, respectively, at December 31, 1998 and December 31, 1997 in its portfolio. There were $58,000 loans charged off and no recoveries of previous loan losses during the year ended December 31, 1998. The determination of the allowance for loan losses is based on management's analysis, performed on a monthly basis, of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends, and prevailing economic conditions. Although management believes its allowance for loan losses is adequate, there can be no assurance that additional allowances will not be required or that losses on loans will not be incurred. The Bank has had minimal losses on loans in prior years. At December 31, 1998, the ratio of the allowance for loan losses to net loans was 1.40%, as compared to 1.00% at December 31, 1997.

      During the year ended December 31, 1998, the Company's total liabilities increased $7.4 million, or 32.7%. This increase was primarily the result of an increase of $7.6 million, or 35.4%, in Bank deposits. Management is continually evaluating the investment alternatives available to the Bank's customers, and adjusts the pricing on its savings products to maintain and improve its existing deposit base.

Comparison of Results of Operations for the Years Ended December 31, 1998
and 1997

      General. The Company had net income of $213,000 for the year ended December 31, 1998, compared to net income of $224,000 for 1997. Net interest income increased $362,000. Noninterest income increased $58,000 while noninterest expense increased $255,000 and the provision for loan losses increased $177,000.

      Net Interest Income. Net interest income increased by $362,000, or 39.3%, for the year ended December 31, 1998 compared to the year ended December 31, 1997. The increase was primarily due to the increase in the ratio between interest-earning assets and interest-bearing liabilities.

      Interest Income. Interest income increased by $496,000 from $2.05 million to $2.54 million, or 24.2%, for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase resulted in part from an overall increase of average interest-earning assets of $9.2 million from $26.7 million for 1997 to $35.9 million, or 34.5% for 1998.

      Interest Expense. Interest expense increased by $133,000 or 11.8%, to 1.3 million for the year ended December 31, 1998 from $1.1 million for the year ended December 31, 1997. The increase is primarily due to an increase in average deposits from $21.9 million in 1997 to $30.4 million in 1998.

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

      The provision was increased $177,000 from $54,000 to $231,000 because the Bank is now making consumer loans which carry an inherently greater risk than mortgage loans. Actual losses of $58,000 and $0 occurred during the years ended December 31, 1998 and 1997, respectively. Non-performing loans amounted to $430,000 at December 31, 1998 as compared to $248,000 at December 31, 1997.

      Noninterest Income. The $58,000 increase in noninterest income in 1998 compared to 1997 was primarily attributable to an increase in loan fees of $55,000 or 65.1%. This is the result of a new fee schedule for all loans. Deposit account fees also increased.

      Noninterest Expense. The $225,000 increase in noninterest expense in 1998 compared to 1997 was primarily attributable to the $41,000 increase in compensation and benefits, the $27,000 increase in data processing, and the $89,000 increase in occupancy and equipment cost.

      Income Taxes. The Company's effective tax rate for the year ended December 31, 1998 and 1997 was 37.8% and 31.2%, respectively. Income tax expense increased $28,000.

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

Possible Year 2000 Computer Program Problems

      The year 2000 poses many challenges for the banking industry. Many automated applications may cease to properly function as a result of how date fields have historically been programmed. Many programs were designed and developed without considering the impact of the upcoming change in the century. Failure to address this issue in a timely manner may cause banking institutions to experience operational problems and could cause disruption of financial markets. Many experts believe that even the most prepared organizations may encounter some implementation problems. As a result, Community National Bank has developed a Year 2000 Strategic Plan (the "Plan") to take the necessary steps to insure that problems and disruptions are minimized.

      The Bank's data processing system is outsourced to Intrieve, a service bureau that services the majority of all thrifts and savings and loans throughout the nation. All systems including all bank PC's are integrated with the service bureau applications. Over $200,000 has been spent on upgrading all equipment, software and systems. This was done principally to modernize operations, but a substantial portion of this investment would have been required for Year 2000 compliance alone. Final testing for Year 2000 compliance has been completed with all applications performing with Year 2000 dates. Successful tests have been completed with all vendors and correspondents with which the Bank directly interfaces. The Bank is Year 2000 compliant at this point. Additional testing will be made during 1999 to check and reinforce compliance readiness. Should any unforeseen glitches arise, the Bank has a contingency plan with several alternatives to meet the worst case scenario.

      The Bank's customers have been notified and counseled. All commercial customers with Year 2000 requirements have been counseled one on one with compliance assured to the Bank's satisfaction.

      The cost of addressing the Year 2000 issue has had no material impact on earnings since the expenditures meeting Year 2000 requirements were required and planned for modernization alone. With testing reflecting compliance to date, there are no indications of material impact on earnings or uncertainty of future operation results or financial condition.

Liquidity and Capital Resources

      The Bank is required to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. The Bank's liquidity ratio for the year ended December 31, 1998 was 23.3% and its liquidity ratio was 22.4% at December 31, 1997.

      The Bank's principal source of funds for investments and operations are net earnings, deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered a primary source of funds supporting the Bank's lending and investment activities. Deposits were $29.0 million at December 31, 1998.

      The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, federal funds sold, certificates of deposit with other financial institutions that have an original maturity of three months or less and money market mutual funds. The levels of such assets are dependent on the Bank's operating, financing and investment activities at any given time. The Bank's cash and cash equivalents totaled $4.1 million at December 31, 1998. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

      At December 31, 1998, the Bank had no commitments to originate loans and had $21.0 million in certificates of deposit which were scheduled to mature in one year or less. It is anticipated that the majority of these certificates will be renewed in the normal course of operations.

      The Bank is not aware of any trends or uncertainties that will have or are reasonably expected to have a material effect on the Bank's liquidity or capital resources. The Bank has no current plans for material capital improvements or other capital expenditures that would require more funds than are currently on hand.

Recent Accounting Pronouncements

      Accounting for Certain Investments in Debt and Equity Securities. The FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Securities" ("SFAS No 115"). This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. SFAS No. 115 requires classification of investments into three categories. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and must be reported at amortized cost. Debt and equity securities that are brought and held principally for the purpose of selling them in the near term are classified as trading and must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholder's equity (net of tax effects). SFAS No. 115 had the effect of increasing (reducing) total stockholders' equity by $2,000 and ($6,000) at December 31, 1998 and 1997, respectively.

      FASB Statement of Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share ("EPS"), and makes them comparable to international EPS Standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted Earnings per Share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basics EPS computation to the numerator and denominator of the diluted Earnings per Share computation. Basic EPS excludes dilution and its computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement is effective for financial statement issued for periods ending after December 15, 1998, including interim periods. SFAS No. 128 was adopted by the Company in fiscal 1997. The Company does not believe the impact of adopting SFAS No. 128 will be material to the Company's financial statements.

      FASB Statement on Disclosure of Information about Capital Structure. In February 1997 the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion - 1996, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities form certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997, SFAS No. 129 was adopted by the Company in fiscal 1997. The Company does not believe the impact of adopting SFAS No. 129 will be material to the Company's financial statements.

      FASB Statement of Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. The statement requires comprehensive income items, such as foreign currency translation adjustments and gains and losses on certain securities, be shown in a financial statement and displayed as prominently as other financial statements. Statement No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing income be reported in that statement. The Company does not believe the impact of adopting SFAS No. 130 is material to the Company's financial statements.

      FASB Statement on Segment Disclosures. In December 1997, the FASB issued SFAS No. 131. The statement requires public business enterprises to disclose information on any operating segments that are a component of the enterprise. An operating segment is defined as (1) a component that engages in business activities from which it may earn revenue and incur expense; (2) a component whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and (3) a component for which discrete financial information is available. The Company does not believe this statement will have any material effect on future financial statements.

      FASB Statement on Derivative Instruments. In November 1998, the FASB issued SFAS No. 133. This statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value with the offset to either current earnings or to other comprehensive income. The Company does not believe this statement will have any material effect on the financial statements.

                       CONSOLIDATED FINANCIAL STATEMENTS
                COMMUNITY NATIONAL CORPORATION AND SUBSIDIARIES

                                                                                             Page
Independent Auditors' Report                                                                     18

Consolidated Statements of Financial Condition as of December 31, 1998 and 1997               19-20

Consolidated Statements of Income for the Years Ended December 31, 1998 and 1997                 21

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 1998 and 1997   22

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 998 and 1997    23

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and 1997          24-25

Notes to Consolidated Financial Statements                                                    26-48

                    ARNOLD, SPAIN, TRUETT & HEWITT, P.L.L.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                            914 NORTH HIGHLAND AVENUE
                            JACKSON, TENNESSEE 38301

MEMBERS:                           _____________
AMERICAN INSTITUTE OF              901- 427-8571
   CERTIFIED PUBLIC ACCOUNTANTS  FAX 901- 424-5701       Offices:

                                                             Jackson, Tennessee
TENNESSEE SOCIETY OF                                      Union City, Tennessee
   CERTIFIED PUBLIC ACCOUNTANTS                             McKenzie, Tennessee
                                                               Paris, Tennessee
AICPA DIVISION OF FIRMS:                                     Trenton, Tennessee
   PRIVATE COMPANIES PRACTICE SECTION                      Dyersburg, Tennessee
   SEC PRACTICE SECTION                                        Fulton, Kentucky
                          Independent Auditor's Report



Board of Directors
Community National Corporation
Lexington, Tennessee

We have audited the accompanying consolidated statements of financial condition of Community National Corporation and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders equity, and cash flows for the years them ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.




                     Certified Public Accountants

Jackson, Tennessee
February 16, 1999

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                    ASSETS
                                    ------

                                                             December 31,
                                                      --------------------------
                                                          1998          1997
                                                      -----------    -----------
Cash and cash equivalents
   Non-interest bearing                               $   746,912     $  211,969
   Interest bearing                                     3,400,898      2,529,814
Time deposits                                           1,125,000              -
Investment securities:
   Securities held-to-maturity (estimated
     market value of  $693,136 (1998) and
     $1,189,106 (1997)                                    657,770      1,157,492
   Securities available-for-sale,
     at fair value                                      1,575,472      2,518,019
Mortgage backed and related securities:
   Securities held-to-maturity (estimated
     market value of $379,661 (1998) and
     $563,295 (1997)                                      380,098        556,783
   Securities available-for-sale,
     at fair value                                      2,756,332      3,461,579
Loans receivable, net                                  26,403,032     19,544,222
Accrued interest receivable                               238,952        138,047
Premises and equipment                                    797,980        579,148
Real estate held for investment                                 -            336
Stock investments:
   Stock in Federal Home Loan Bank, at cost               283,200        263,900
   Stock in Federal Reserve Bank, at cost                 237,150        237,150
   Stock in Savings and Loan Data Corporation, at cost     15,000         15,000
Other assets                                               70,093          2,243
                                                      -----------  -------------
Total Assets                                          $38,687,889  $  31,215,702
                                                      ===========  =============

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

            CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Cont.)


                                  LIABILITIES
                                  -----------

                                                                       December 31,
                                                            --------------------------------
                                                                 1998               1997
                                                            -------------      -------------
Deposits                                                    $  28,993,808      $  21,416,047
Advances from Federal Home Loan Bank                              692,848            821,777
Advances from borrowers for taxes and insurance                     3,164                454
Accrued interest payable                                          211,261            169,954
Income taxes:
  Current                                                          70,825             83,507
  Deferred                                                        (47,248)             4,935
Other liabilities                                                 116,405            151,055
                                                            -------------      -------------
Total Liabilities                                           $  30,041,063      $  22,647,729
                                                            -------------      -------------



                             STOCKHOLDERS' EQUITY
                             --------------------
Preferred stock, 2,000,000 shares authorized, - 0 - issued $            -      $           -
Common stock of $1.00 par value, authorized 8,000,000
  shares, 712,866 (1998) and 712,866 (1997)
  issued and outstanding                                          712,866            712,866
Additional paid-in-capital                                      4,489,512          4,489,512
Retained earnings - substantially restricted                    3,442,773          3,371,864
Other accumulated comprehensive income                              1,675             (6,269)
                                                            -------------      -------------
  Total Stockholders' Equity                               $    8,646,826      $   8,567,973
                                                            -------------      -------------

  Total Liabilities and Stockholders Equity                $   38,687,889      $  31,215,702
                                                           ==============      =============



The accompanying notes are an integral part of the financial statements.

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                       CONSOLIDATED STATEMENTS OF INCOME

INTEREST INCOME                                                                 Year Ended December 31,
                                                                             ----------------------------
                                                                                   1998         1997
                                                                             -------------  -------------
First mortgage loans                                                         $1,474,548       1,434,631
Consumer and other loans                                                        470,216         100,595
Interest and dividends on investments:
     Taxable                                                                    163,102         149,070
     Tax-exempt                                                                  48,040          69,827
     Dividends                                                                   33,708          18,919
Interest on deposits with banks                                                 122,876          48,505
Interest on mortgage-backed securities                                          228,976         224,341
                                                                             ----------       ---------
Total Interest Income                                                        $2,541,466       2,045,888
                                                                             ----------       ---------
INTEREST EXPENSE
Interest on deposits                                                         $1,197,981       1,053,415
Interest on advances from Federal Home L                                         59,106          70,524
                                                                             ----------       ---------
Total Interest Expense                                                       $1,257,087       1,123,939
                                                                             ----------       ---------

Net Interest Income                                                            1,284,379        921,949

Provision for loan losses                                                        231,094         53,802
                                                                              ----------       ---------

Net Interest Income After
Provision for Loan Losses                                                     $1,053,285        868,147
                                                                              ----------       ---------
OTHER INCOME
Income from real estate held
for investment                                                                     8,089          9,865
Service charges                                                                  140,517         85,096
Other operating income                                                            12,650          8,731
                                                                              ----------       ---------
Total Other Income                                                            $  161,256        103,692
                                                                              ----------       ---------

OTHER EXPENSE
Compensation and benefits                                                        450,938        410,284
Occupancy and equipment                                                          149,991         60,852
Federal deposit insurance premiums                                                15,082         14,631
Data processing fees                                                              69,539         42,653
Other operating expenses                                                         185,661        117,892
                                                                              ----------       ---------
Total Other Expense                                                           $  871,211        646,312
                                                                              ----------       ---------

Income before income taxes                                                       343,330        325,527

Income tax expense                                                               129,845        101,550
                                                                              ----------       ---------


Net Income                                                                    $  213,485       $223,977
                                                                              ==========       =========


Basic earnings per share                                                      $    $0.30          $0.59
                                                                              ==========       ========

Weighted average shares outstanding                                              712,866        381,349
                                                                              ==========       ========



The accompanying notes are an integral part of the financial statements.

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME




                                                       Year Ended December 31,
                                                       ----------------------
                                                          1998        1997
                                                       ---------    ---------
Net income                                             $ 213,485    $ 223,977

Other comprehensive income, net of tax:

  Change in unrealized gain (loss) on securities
    available-for-sale, net of applicable
    deferred income taxes of $4,092 (1998) and
    $20,149 (1997)                                         7,944       39,113
                                                       ---------    ---------
    Other Comprehensive Income                         $ 221,429    $ 263,090
    --------------------------                         =========    =========





The accompanying notes are an integral part of the financial statements.

                                                                                                     Unrealized
                                                                                                   Gain (Loss) on
                                                           Common Stock      Additional              Securities         Total
                                                      ---------------------   Paid-in     Retained    Available     Stockholders'
                                                        Shares     Amount     Capital     Earnings    For Sale         Equity
                                                      ---------- ----------  ----------   --------   ----------     -------------
BALANCE AT DECEMBER 31, 1996                             222,993  $ 222,993  $  483,106  $3,200,683  $  (45,382)      $ 3,861,400

Proceeds from issuance of 485,759 shares of
   Community National Corporation common stock
   on December 11, 1997, net of 240 fractional shares
   acquired, and net of offering expense
   of $361,071                                           485,759    485,759   4,010,520           -           -         4,496,279
Cancelation of shares held by Lexington First
   Federal Mutual Holding Company                       (135,000)  (135,000)    135,000           -           -                 -
Conversion of 87,993 shares common stock in
   Lexington First Federal Savings Bank to 227,107
   shares common stock in Community
   National Corporation                                  139,114    139,114    (139,114)          -           -                 -
Comprehensive income:
   Change in unrealized gain (loss) on securities
      available-for-sale, net of applicable
      deferred income taxes of $20,149                         -          -           -           -      39,113            39,113
   Net income for the period ended December 31, 1997           -          -           -     223,977           -           223,977
Cash dividends, $.20 per share, per quarter,
   for the first 3 quarters of the year                        -          -           -     (52,796)          -           (52,796)
                                                      ---------- ----------  ----------  ----------  ----------     -------------
                                                         712,866 $  712,866  $4,489,512  $3,371,864  $   (6,269)    $   8,567,973

BALANCE AT DECEMBER 31, 1997

Comprehensive income:
   Change in unrealized gain (loss) on securities
      available-for-sale, net of applicable
      deferred income taxes of $4,092                          -          -           -           -       7,944            7,944
   Net income for the period ended December 31, 1998           -          -           -     213,485           -          213,485
Cash dividends, $.20 per share, per quarter                    -          -           -    (142,576)          -         (142,576)
                                                      ---------- ----------  ----------  ----------  ----------     -------------
BALANCE AT DECEMBER 31, 1998                             712,866 $  712,866  $4,489,512  $3,442,773  $    1,675     $   8,646,826
                                                      ========== ==========  ==========  ==========  ==========     =============

The accompanying notes are an integral part of the financial statements.

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                              -------------------------------------
                                                                                   1998                   1997
                                                                              -------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                   $   213,485           $   223,977
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                                      231,094                53,802
    Provision for depreciation                                                     113,962                27,779
    Amortizations of investment securities
     premiums and discounts (net)                                                   16,034                 1,847
    Stock in FHLB received as dividends                                            (19,300)              (18,000)
    Stock in FRB received as dividends                                                   -                  (765)
    Sale (purchase) of stock in FRB                                                      -              (236,385)
    Changes in operating assets and liabilities:
      (Increase) decrease in interest receivable                                  (100,905)              (32,682)
      (Increase) decrease in other assets                                          (67,852)                  736
      Increase (decrease) in interest payable                                       41,307                14,189
      Increase (decrease) in income taxes                                          (67,689)               77,041
      Increase (decrease) in other liabilities                                     (34,650)              128,971
                                                                               -----------           -----------
    Net Cash Provided by Operating Activities                                  $   325,486           $   240,510
    -----------------------------------------
INVESTING ACTIVITIES
  Net (increase) decrease in time deposits                                     $(1,125,000)          $   850,000
  Net (increase) decrease in loans                                              (7,024,947)           (3,389,799)
  Additions to premises & equipment                                              ( 397,458)             (351,806)
  Purchases of mortgage backed securities                                         (495,000)           (1,497,017)
  Proceeds from collection of mortgage-backed securities                         1,358,107               836,457
  Purchases of investment securities                                              (700,000)           (1,500,000)
  Proceeds from maturities of investment securities                              2,155,873             1,925,318
                                                                               -----------           -----------
    Net Cash Used in Investing Activities                                      $(6,228,425)          $(3,126,847)
    -------------------------------------                                      -----------           -----------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW
   accounts, passbook savings accounts, and
   certificates of deposits                                                    $ 7,577,761           $   778,083
  Payments on advances from Federal Home Loan Bank                                (128,929)             (133,616)
  Net increase (decrease) in mortgage escrow funds                                   2,710                (2,175)
  Net proceeds received from the issuance of common stock                                -             4,496,579
  Dividends paid                                                                  (142,576)              (52,796)
                                                                               -----------           -----------
    Net Cash Provided by Financing Activities                                  $ 7,308,966           $ 5,086,075
    -----------------------------------------                                  -----------           -----------

    Increase in Cash and Cash Equivalents                                        1,406,027             2,199,738
    -------------------------------------                                      -----------           -----------

(Continued)

                        COMMUNITY NATIONAL CORPORATION
                               (AND SUBSIDIARY)

                 CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)




                                                                   Year Ended December 31,
                                                                ---------------------------
                                                                    1998            1997
                                                                -----------     -----------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  2,741,783         542,045
                                                                -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $ 4,147,810     $ 2,741,783
                                                                ==========      ===========
SUPPLEMENTAL INFORMATION
    Interest paid                                               $ 1,215,780     $ 1,109,750
    Taxes paid                                                      196,628          11,400
    Non-cash investing and financing activities consisted of
      the following:
      Loans transferred to real estate owned during the year        120,204               -
      Stock dividends received from Federal Home Loan Bank           19,300          18,000
      Total net increase (decrease) in unrealized loss on
        securities available-for-sale                                 7,944          39,113





The accompanying notes are an integral part of the financial statements.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


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

All significant inter-company accounts are eliminated in consolidation.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

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

Securities

Investment securities are classified as follows:

Held-to-maturity, which includes those securities which the Company has the intent and the ability to hold to maturity; Trading securities, which includes those investment securities which are held for short-term resale; and Available-for-sale, which includes all other investment securities.

Securities, which are held-to-maturity, are reflected at cost, adjusted for amortization of premiums and accretion of discounts under methods, which approximated the interest method. Securities, which are available-for-sale, are carried at fair value, and unrealized gains and losses are recognized as direct increases or decreases in stockholders' equity. Trading securities, where applicable, are carried at fair value, and unrealized gains and losses on these securities are included in net income.

Realized gains and losses on investment securities transactions are determined based on the specific identification method and are included in net income.

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

                           DECEMBER 31, 1998 AND 1997


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

Uncollectible interest on loans is charged off, or an allowance is established, when management is uncertain on the collectibility of the loan. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. At December 31, 1998 and 1997, $1,895 and $4,743 respectively, of interest had been charged to the allowance for uncollectible interest per management's evaluation

Loan Origination Fees and Related Costs

Loan fees are accounted for in accordance with FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the company's historical prepayment experience. The amount of the fees deferred at December 31, 1998 and 1997 were $13,429 and $22,679.

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

Income Taxes

The Company uses the accrual method of accounting for federal income tax reporting. Deferred tax assets or liabilities are computed for significant differences in financial statement and tax basis of assets and liabilities, which result from temporary differences in financial statement and tax accounting.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

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

                           DECEMBER 31, 1998 AND 1997


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

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents at December 31, 1998 and 1997, are summarized below:

                                                    December 31,
                                              ----------------------------
                                                  1998            1997
                                              ------------     -----------
 Cash on hand                                    $ 65,633         $ 36,150
 Demand deposits                                4,082,177        2,705,633
                                                ----------       ---------
                                              $ 4,147,810      $ 2,741,783
                                              ============     ===========

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated market value of investments and mortgage-backed securities are as follows:

                  December 31, 1998                        Amortized        Unrealized     Unrealized     Market
                  -----------------                          Cost             Gains          Losses        Value
                                                         ------------       ----------     ----------   -----------
 Securities held-to-maturity consist of the following:
 Obligations of states & political subdivisions          $   657,770        $ 35,366       $    -       $   693,136
                                                         ============       =========      ==========   ===========

 Securities available-for-sale consist of the following:
 U.S. government and federal agencies                    $ 1,585,174         $ 5,835       $  (15,537)  $ 1,575,472
                                                         ============        ========      ==========   ===========

 Total                                                   $ 2,242,944        $ 41,201       $  (15,537)  $ 2,268,608
-------                                                  ============       =========      ==========   ===========

                  December 31, 1997
                  -----------------
 Securities held-to-maturity consist of the following:
 U.S. government and federal agencies                      $  500,000       $      -        $   (705)  $  499,295
 Obligations of states & political subdivisions               657,492         32,319              -       689,811
                                                           -----------      ---------        -------   ----------
                                                           $1,157,492       $ 32,319         $  (705)  $1,189,106
                                                           ===========      =========        =======   ==========

 Securities available-for-sale consist of the following:
 U.S. government and federal agencies                      $2,355,373       $  3,115      $  (30,956)  $2,327,532
 Obligations of states & political subdivisions               189,833            654             -        190,487
                                                           -----------      ---------      ---------   ----------
                                                           $2,545,206       $  3,769       $ (30,956)  $2,518,019
                                                           ===========      =========      =========   ==========

 Total                                                     $3,702,698       $ 36,088       $ (31,661)  $3,707,125
-------                                                    ===========      =========      =========   ==========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 3 - INVESTMENT SECURITIES (Cont.)

The following is a summary of securities held-to-maturity and available-for-sale as of December 31, 1998:



                                        Securities Held-to-Maturity    Securities Available-for-Sale
                                       ----------------------------    -----------------------------
                                         Amortized      Estimated        Amortized       Estimated
                                           Cost       Market Value         Cost         Market Value
                                       ------------   ------------      -----------     ------------
 Amounts maturing in:
 One year or less                       $       -        $       -      $   500,000      $   503,567
 After one year through five years              -                -          300,000          284,463
 After five years through ten years       397,770          409,052          701,267          702,711
 After ten years                          260,000          284,084           83,907           84,731
                                        ----------       ----------     ------------     -----------
                                        $ 657,770        $ 693,136      $ 1,585,174      $ 1,575,472
                                        ==========       ==========     ============     ===========



During 1998 and 1997, the Savings Bank did not sell any investment securities.

Investment securities with a carrying amount of approximately $2,050,000 and $1,300,000 at December 31, 1998 and December 31, 1997, respectively, were pledged to secure deposits as required or permitted by law.

NOTE 4 - MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                     December 31, 1998
                                  --------------------------------------------------------------
                                     Amortized      Unrealized       Unrealized         Market
                                       Cost           Gains            Losses           Value
                                  ------------     -----------      -----------      -----------
 Securities held-to-maturity
  consist of the following:
 GNMA                             $    380,098     $         -      $      (437)     $   379,661
                                  ============     ===========      ===========      ===========

 Securities available-for-sale
  consist of the following:
FNMA                              $    189,514     $        36      $    (1,615)     $   187,935
GNMA                                 2,118,141          15,050           (5,531)       2,127,660
FHLMC                                  436,437           5,517           (1,217)         440,737
                                  ------------     -----------      -----------      -----------
                                  $  2,744,092     $    20,603      $    (8,363)     $ 2,756,332
                                  ============     ===========      ===========      ===========
                                  $  3,124,190     $    20,603      $    (8,800)     $ 3,135,993
                                  ============     ===========      ===========      ===========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 4 - MORTGAGE-BACKED SECURITIES (Cont.)

                                       December 31, 1997
                   -------------------------------------------------------------
                    Amortized       Unrealized      Unrealized         Market
                      Cost            Gains           Losses           Value
                   -----------     -----------      -----------      -----------
Securities held-to-maturity consist of the following:

 GNMA              $   556,783     $     6,512      $       -        $   563,295
                   ===========     ===========      ===========      ===========
Securities available-for-sale consist of the following:
 FNMA              $   472,780     $     1,024      $    (5,225)     $   468,579
 GNMA                2,122,884          20,798           (2,348)       2,141,334
 FHLMC                 848,226           9,091           (5,651)         851,666
                   -----------     -----------      -----------      -----------
                   $ 3,443,890     $    30,913      $   (13,224)     $ 3,461,579
                   ===========     ===========      ===========      ===========
                   $ 4,000,673     $    37,425      $   (13,224)     $ 4,024,874
                   ===========     ===========      ===========      ===========


The following is a summary of securities held-to-maturity and available-for-sale as of December 31, 1998:


                                   Securities Held-to-Maturity      Securities Available-for-Sale
                                   ---------------------------      -----------------------------
                                    Amortized       Estimated         Amortized       Estimated
                                      Cost        Market Value          Cost        Market Value
                                   ----------     ------------      ------------    -------------
Amounts maturing in:

One year or less                    $    --        $    --            $   65,768     $   65,834

After one year through five years        --             --               216,962        214,130

After five years through ten years       --             --               343,220        348,707

After ten years                       380,098        379,661           2,118,142      2,127,661
                                    ---------      ---------          ----------     ----------

                                    $ 380,098      $ 379,661          $2,744,092     $2,756,332
                                    =========      =========          ==========     ==========

During 1998 and 1997, the Savings Bank sold no mortgage-backed securities.

The average yield for all mortgage-backed securities at December 31, 1998 and 1997 was 5.87% and 5.70%, respectively.

Mortgage-backed securities with a carrying amount of $500,000 at December 31, 1998 were pledged to secure deposits as required or permitted by law.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 5 - LOANS RECEIVABLE

Loans receivable are summarized as follows:


                                                            December 31,
                                                     ---------------------------
                                                         1998           1997
                                                     -----------     -----------
First mortgage loans (principally conventional):
 Principal balances:
  Secured by one-to-four-family residences           $16,448,517     $16,275,163
  Secured by other properties                          1,534,013         631,487
                                                     -----------     -----------
                                                     $17,982,530     $16,906,650
 Less - Net deferred loan origination fees                13,429          22,679
        Construction loans-in-process                    427,978         271,688
                                                     -----------     -----------
                                                     $17,541,123     $16,612,283
                                                     -----------     -----------

                                                           December 31,
                                                   -----------------------------
                                                       1998             1997
                                                   -----------      ------------
Consumer and other loans:
 Principal balances:
  Secured by certificates of deposit               $   377,076      $   561,626
  Automobile                                           744,953          301,961
  Recreational vehicle                                  52,195              503
  Other personal                                       438,920          160,379
  Agricultural                                         203,560          148,323
  Commercial                                         6,498,947        1,699,603
  Mobile Homes                                         145,671           40,124
  Fixed term rate                                      768,962          214,659
                                                   -----------      -----------
                                                   $ 9,230,284      $ 3,127,178
                                                   -----------      -----------
Total first mortgage and consumer loans             26,771,407       19,739,461
Less - allowance for loan losses                       368,375          195,239
                                                   -----------      -----------
                                                   $26,403,032      $19,544,222
                                                   ===========      ===========
Average Yield                                             8.32%            8.78%
                                                   ===========      ===========


In conformity with Statement No. 114 of the Financial Accounting Standards Board, the Company has recognized loans with carrying values of approximately $430,000 at December 31, 1998 and $248,000 at December 31, 1997, as being impaired. None of the balance in the Allowance for Loan Losses is directly related to these as the Company feels they will be collected.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 6 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                                      Years Ended December 31,
                                                     ---------------------------
                                                        1998             1997
                                                     ---------         ---------
Balance at beginning of year                         $ 195,239         $ 141,438
Provisions charged to income                           231,094            53,801
Charge-offs and recoveries, net                        (57,958)             --
                                                     ---------         ---------
Balance at end of year                               $ 368,375         $ 195,239
                                                     =========         =========

The Company's lending efforts have historically focused on residential real estate loans, which comprised approximately $18.0 million or 68% of the total loan portfolio at December 31, 1998. At December 31, 1997, residential real estate loans comprised $16.0 million or 80% of the total loan portfolio. Generally the loan-to-value ratio does not exceed 80%. This has provided the Company with an adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that the values of real estate could deteriorate in its primary lending area. For the Company this area consists of Henderson County and Surrounding counties in the West Tennessee area. Management of the Company believes that the real estate values in the its primary lending area are stable and such stability will continue in the foreseeable future.

NOTE 7 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company makes loans to officers, directors and employees and their related business interests. Such loans are made on the same terms as those prevailing at the time for unrelated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1998 and 1997, the amounts of such loans were $1,171,819 and $832,875, respectively.

                  Additions          Deductions           Balance at 12/31/98
                  ---------    ------------------------ ------------------------
                                       Amounts
     Balance at    Amounts     ------------------------
      12/31/97    Borrowed     Collected    Written Off  Current     Non-Current
     ----------   ---------    ---------    ----------- -----------  -----------
     $ 832,875    $ 840,892    $ 501,948    $         - $ 1,171,819  $         -

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 8 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                      December 31,
                                               --------------------------
                                                  1998             1997
                                               ----------       ---------
 Investment securities                         $  74,668        $  58,925
 Mortgage-backed securities                       16,315           17,286
 Loans receivable                                147,969           61,836
                                               ----------       ---------
                                               $ 238,952        $ 138,047
                                               ==========       =========

NOTE 9 - REAL ESTATE HELD FOR INVESTMENT

The Savings Bank has invested in an adjacent commercial building, which is being held for rental purposes. The real estate held for investment is summarized as follows:

                                                      Years Ended December 31,
                                                     ---------------------------
                                                        1998             1997
                                                     --------          ---------
 Office building ...........................         $ 39,443          $ 39,443
 Less accumulated depreciation .............          (39,443)          (39,107)
                                                     --------          --------
                                                     $   --            $    336
                                                     ========          ========

Income from real estate operations is as follows:
                                                       Years Ended December 31,
                                                      --------------------------
                                                        1998             1997
                                                      --------         ---------
 Rental income                                        $ 8,425          $10,200
 Depreciation expense                                    (336)            (335)
                                                      --------         --------
                                                      $ 8,089          $ 9,865
                                                      ========         ========

NOTE 10 - FORECLOSED REAL ESTATE, NET OF ALLOWANCE FOR LOSSES

Activity in the allowance for losses for real estate foreclosed is as follows:

                                                      Years Ended December 31,
                                                     ---------------------------
                                                        1998             1997
                                                     ---------         ---------
 Balance at beginning of period                       $     -          $     -
 Provisions charged to income                               -                -
 Charge-offs, net of recoveries                             -                -
                                                      --------         --------
 Balance at end of year                               $     -          $     -
                                                      ========         ========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 11 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                     Years Ended December 31,
                                                   -----------------------------
                                                        1998             1997
                                                   -----------       -----------
 Cost:
 Land                                              $   104,122       $ 169,122
 Buildings                                             675,926         396,545
 Furniture, fixtures and equipment                     418,570         300,494
                                                   -----------       ---------
                                                   $ 1,198,618       $ 866,161
 Less accumulated depreciation                        (400,638)       (287,013)
                                                   -----------       ---------
                                                   $   797,980       $ 579,148
                                                   ===========       =========

Depreciation expense for the periods ended December 31, 1998 and 1997 totaled $113,626 and $27,444, respectively.

NOTE 12 - DEPOSITS

Deposits are summarized as follows:

                                                              December 31,
                                             ---------------------------------------------
                                                      1998                    1997
                                             ---------------------   ---------------------
                                                Amount     Percent      Amount     Percent
                                             -----------   -------   -----------   -------
NOW accounts at 2.00% in 1998
and in 1997                                  $ 1,103,114     3.80    $   706,409    12.73
Senior citizens checking                          65,446     0.23         78,697     0.33
Student checking                                   5,499     0.02          2,039     0.01
Free checking                                    309,684     1.07        121,838     0.51
Super NOW accounts, 3.05% in
1998 and in 1997                                 859,546     2.96        351,214     1.48
Commercial checking                              324,620     1.12        174,899     0.74
Passbook savings at 3.0% in
1998 and  in 1997                              1,469,347     5.07      1,913,689     8.07
Super passbook savings at 4.0% in 1998         1,380,416     4.76           --       --
                                             -----------   ------    -----------   ------
                                             $ 5,517,672    19.03    $ 3,348,785    23.87
                                             -----------   ------    -----------   ------
Certificates of deposit:
3% to 4%                                     $    57,684     0.20    $      --       --
4% to 5%                                       1,976,286     6.82        513,004     2.16
5% to 6%                                      21,442,166    73.95     17,554,258    73.97
                                             -----------   ------    -----------   ------
                                             $23,476,136    80.97    $18,067,262    76.13
                                             -----------   ------    -----------   ------
                                             $28,993,808   100.00    $21,416,047   100.00
                                             ===========   ======    ===========   ======
Weighted average cost of deposits                   5.20%                   5.03%
                                                    =====                   =====

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997

NOTE 12 - DEPOSITS (Cont.)

The amount of certificates of deposit with a minimum denomination of $100,000 was $7,322,929 and $4,069,367, respectively, at December 31, 1998 and 1997.

The Company routinely enters into deposit relationships with its directors, officers and employees in the normal course of business. These deposits bear the same terms and conditions as those prevailing at the time for comparable transactions with unrelated parties. Balances of executive officers and directors on deposit as of December 31, 1998 and 1997,were $1,235,383 and $1,152,757 respectively.

Maturities of outstanding certificates of deposit are summarized as follows:

                                                       December 31,
                                               ----------------------------
           Time to Maturity                        1998             1997
           ----------------                    ------------    ------------
 0 to 1 year                                   $ 20,982,190    $ 16,612,431
 1 to 2 years                                     2,493,946       1,454,831
                                               ------------    ------------
                                               $ 23,476,136    $ 18,067,262
                                               ============    ============

Interest expense on deposits is summarized as follows:

                                                      Years Ended December 31,
                                                   -----------------------------
                                                        1998            1997
                                                   ------------     ------------
 NOW                                               $    68,951      $    20,631
 Super NOW                                              21,573            6,323
 Passbook                                               47,354           55,265
 Super passbook                                         31,394                -
 Certificates of deposit                             1,074,609          971,196
                                                   ------------     -----------
                                                   $ 1,243,881      $ 1,053,415
                                                   ============     ===========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 13 - ADVANCES FROM FEDERAL HOME LOAN BANK

The Savings Bank had outstanding advances from the FHLB at December 31, of $692,848 (1998) and $821,777 (1997). The Savings Bank has executed a blanket mortgage collateral agreement with the FHLB, which pledges mortgage loans equal to 1.5 times the amount of advance outstanding or $1,039,272 at December 31, 1998 and $1,232,666 at December 31, 1997.

The amounts due on advances excluding interest of $835,726 are as follows:

                        Year Ended
                      December 31,                      Amount
                      -------------                   ---------
                          1999                        $  20,183
                          2000                           21,770
                          2001                           23,483
                          2002                           25,331
                          2003                           27,326
                        2004-2008                        75,752
                        2009-2013                        95,867
                        2014-2018                       141,175
                        2019-2023                       208,253
                        2024-2026                        53,708
                                                      ---------
                                                      $ 692,848
                                                      =========

The weighted average cost of advances at December 31, 1998 and 1997 was 7.76% and 7.88%, respectively.

NOTE 14 - INCOME TAXES

A reconciliation of income taxes at the federal statutory rates to the income tax expense in the financial statements is as follows:

                                                                       December 31,
                                                     -------------------------------------------------
                                                               1998                      1997
                                                     -------------------------  ----------------------
                                                                  % of Pretax              % of Pretax
                                                       Amount        Income       Amount     Income
                                                     ----------   ------------  ---------  -----------
 Expected income tax expense at federal tax rates    $ 116,732       34.0       $ 110,679     34.0
 Increase (reductions) in taxes resulting from:
 Non-taxable income:
 Municipal bonds                                       (14,280)      (4.2)        (20,789)    (6.4)
 State income tax, net of federal income tax effect     27,744        8.1          24,673      7.6
 Other                                                    (351)      (0.1)        (13,013)    (4.0)
                                                     ----------      -----      ----------    -----
                                                     $ 129,845       37.8       $ 101,550     31.2
                                                     ==========      =====      ==========    ====

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997

NOTE 14 - INCOME TAXES (Cont.)

Deferred tax assets have been provided for taxable temporary differences related to unrealized gains on available-for-sale securities, uncollected interest, deferred compensation, bad debts, and deferred loan fees. Deferred tax liabilities have been provided for temporary differences related to Federal Home Loan Bank Stock dividends.

                                                        Years Ended December 31,
                                                        ------------------------
                                                           1998          1997
                                                        ---------      ---------
 Deferred Tax Liabilities (Net)
 Stock dividends                                        $ 60,656       $ 54,094
 Bad debts                                               (72,686)       (18,293)
 Loan fees reported in different periods for
 tax and financial statement purposes                     (4,566)        (7,711)
 Deferred compensation                                   (30,871)       (18,314)
 Uncollected interest - deferred on books but
 reported as income on tax return                           (644)        (1,612)
 Deferred tax valuation for unrealized
 losses on available-for-sale securities                     863         (3,229)
                                                        ---------       --------
                                                        $(47,248)       $ 4,935
                                                        =========       ========

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

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 15 - BENEFIT PLANS (Cont.)
Pension Plan

The Company annually contributes an amount to the Financial Institutions Retirement Fund as necessary to fund the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (ERISA). For the year ended September 30, 1991, the Retirement Plan was completely funded. Pension expense amounted to $0 and $300 for the years ended December 31, 1998 and 1997, respectively. Upon the normal retirement age, at or after age 65, a participant is entitled to an annual retirement benefit in the amount equal to 1.5% of the participant's average annual compensation (as defined in the Retirement Plan) multiplied by the participant's years of benefit service at normal retirement. Under the Retirement Plan, employees may participate in the Retirement Plan after one year of employment with the Company. Benefits are also payable under the Retirement Plan for termination due to disability, early retirement and upon death. Benefits become vested after a participant completes five years of service.

NOTE 16 - REGULATORY CAPITAL

Community National Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to adjusted total assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as "well capitalized", the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the following table. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997

NOTE 16 - REGULATORY CAPITAL (Cont.)

The Bank's actual and required capital amounts and ratios are as follows:

                                                                              To Be Well Capitalized
                                                                                 under the Prompt
                                                             For Capital        Corrective Action
                                          Actual         Adequacy Purposes         Provisions
                                    -----------------    ------------------   ----------------------
                                     Amount    Ratio      Amount     Ratio      Amount      Ratio
                                    --------  -------    --------  --------   ---------  -----------
                                                       (Dollars in Thousands)
 As of December 31, 1998
 Total Capital
    (to Risk-Weighted Assets)       $ 6,783    32.2%     $ 1,682       8.0%   $ 2,102      10.0%
    Tier 1 Capital
    (to Risk-Weighted Assets)         6,519    31.0%         841       4.0%     1,261       6.0%
    Tier 1 Capital
    (to Adjusted Total Assets)        6,519    17.3%       1,503       4.0%     1,878       5.0%

 As of December 31, 1997
 Total Capital
    (to Risk-Weighted Assets)         6,540    29.7%       1,760       8.0%     2,200      10.0%
    Tier 1 Capital
    (to Risk-Weighted Assets)         6,345    28.8%         880       4.0%     1,320       6.0%
    Tier 1 Capital
    (to Adjusted Total Assets)        6,345    21.1%       1,203       4.0%     1,504       5.0%

NOTE 17 - CONCENTRATION OF CREDIT RISK

Most of the Savings Bank's business activity is with customers located within Henderson and surrounding counties in Tennessee. The loan portfolio is comprised of first-mortgage loans to residential and commercial customers and consumer loans.

NOTE 18 -FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 18 -FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Cont.)

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

The Company had outstanding firm commitments to originate loans as follows:

                                                           December 31,
                                                     -----------------------
                                                        1998          1997
                                                     ---------      --------
 First-mortgage loans                                $      -       $ 52,371
                                                     =========      ========

NOTE 19 - STOCKHOLDERS' EQUITY

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

NOTE 20 - EARNINGS PER SHARE

Net income per share of common stock for the years ended December 31, 1998 and 1997 of $0.30 and $0.59 was computed by dividing the net income by the weighted average number of shares outstanding for the year. All per share amounts prior to December 11, 1997, the date of reorganization, have been adjusted for the exchange rate of 2.581243. Diluted earnings per share has not been presented because the Company has a simple capital structure.

                          COMMUNITY NATION CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 21 - PARENT COMPANY ONLY FINANCIAL INFORMATION

Financial information of the Corporation (parent company only) is as follows:

                               BALANCE SHEET

                                  ASSETS
                                  ------
                                                         December 31,
                                                  ----------------------------
                                                      1998             1997
                                                  -----------      -----------
 Cash in bank                                     $ 1,676,903      $ 2,315,038
 Loans receivable                                     442,482                -
 Accrued interest receivable                            5,043                -
 Investment in subsidiary                           6,522,677        6,317,050
                                                   ----------        ---------
   Total Assets                                   $ 8,647,105      $ 8,632,088
   ------------                                   ===========      ===========

                          LIABILITIES AND CAPITAL
                          -----------------------
 LIABILITIES
  Accounts payable and accrued expenses           $       113      $    62,820
  Taxes payable                                           166            1,295
                                                  -----------      -----------
   Total Liabilities                              $       279      $    64,115
   -----------------

 STOCKHOLDERS' EQUITY                               8,646,826        8,567,973
                                                  -----------      -----------
   Total Liabilities and Stockholders' Equity     $ 8,647,105      $ 8,632,088
   ------------------------------------------     ===========      ===========

                              INCOME STATEMENT
                                                      For the Year Ended
                                                         December 31,
                                                  ----------------------------
                                                      1998             1997
                                                  -----------      -----------
INCOME
 Interest income                                  $    50,943      $     3,700
 Equity in net income of subsidiary                   205,625           84,321
                                                  -----------      -----------
                                                  $   256,568      $    88,021
 EXPENSES
 Operating expenses                                    32,849                -
                                                  -----------      -----------

   Income Before Income Taxes                     $   223,719      $    88,021
   --------------------------
 Income taxes                                           2,290            1,295
                                                  -----------      -----------
   Net Income                                     $   221,429      $    86,726
   ----------                                     ===========      ===========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 21 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Cont.)

                             STATEMENT OF CASH FLOWS

                                                                                        For the Year Ended
                                                                                           December 31,
                                                                                  ----------------------------
                                                                                      1998             1997
                                                                                  -----------      -----------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                       $   221,429      $    86,726
  Adjustments to reconcile net income to net cash and cash equivalents:
   Equity in net income of subsidiary                                                (205,625)         (84,321)
   Changes in operating assets and liabilities:
   (Increase) in interest receivable                                                   (5,045)            --
   Increase in accounts payable                                                           113             --
   (Increase) in taxes payable                                                         (1,129)           1,295
                                                                                  -----------      -----------

  Net Cash Provided by Operating Activities                                       $     9,743      $     3,700
  -----------------------------------------                                       -----------      -----------

 CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) in loans                                                         $  (442,482)     $      --
                                                                                  -----------      -----------

 CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the issuance of stock                                             $      --        $ 4,496,518
  Purchase of stock in subsidiary                                                        --         (2,248,000)
  Increase in accounts payable - stock conversion cost                                (62,820)          62,820
  Dividends paid                                                                     (142,576)            --
                                                                                  -----------      -----------

   Net Cash Provided by (Used in) Financing Activities                            $  (205,396)     $ 2,311,338
   ---------------------------------------------------                            -----------      -----------

   Increase (Decrease) in Cash and Cash Equivalents                                  (638,135)       2,315,038
   ------------------------------------------------

 CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                    2,315,038             --
                                                                                  -----------      -----------

 CASH AND CASH EQUIVALENTS - ENDING OF PERIOD                                     $ 1,676,903      $ 2,315,038
                                                                                  ===========      ===========

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 22 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation's financial instruments are as follows:

                                                             December 31,
                                          ---------------------------------------------------
                                                   1998                       1997
                                          ------------------------   ------------------------
                                            Carrying       Fair        Carrying       Fair
                                             Amount       Value         Amount       Value
                                          -----------  -----------   -----------  -----------
 Financial Assets:
 Cash and cash equivalents                $ 4,147,810  $ 4,147,810   $ 2,741,783  $ 2,741,783
 Time deposits                              1,125,000    1,125,000             -            -
 Investment securities                      2,233,242    2,268,608     3,702,698    3,707,125
 Mortgage-backed securities                 3,136,430    3,135,993     4,000,673    4,024,874
 Loans, net of allowance                   26,408,075   26,607,706    19,544,222   20,018,796
 Accrued interest receivable                  238,952      238,952       138,047      138,047

 Financial Liabilities:
 Deposits                                  28,993,808   29,010,690    21,416,047   21,218,087
 Advances from FHLB                           692,848      731,330       821,777      867,419
 Accrued interest payable                     211,261      211,261       169,954      169,954

 Unrecognized Financial Instruments:
 Commitments to extend credit                       -            -        52,371       52,371

NOTE 23 - THE CONVERSION

On April 12, 1997, the Board of Directors of the Savings Bank and the Mutual Holding Company adopted a Plan of Conversion and Agreement and Plan of Reorganization (Plan). Pursuant to the Plan, (1) the Mutual Holding Company converted to an interim federal stock savings bank and simultaneously merged into the Savings Bank, the Mutual Holding Company ceased to exist and the 135,000 shares or 60.5% of the outstanding shares of the Savings Bank's common stock held by the Mutual Holding Company were cancelled, and (2) the Savings Bank merged into an interim institution (Interim) to be formed as a wholly-owned subsidiary of Lexington First Federal Mutual Holding Company (the Company), a newly formed Tennessee corporation formed in connection with the reorganization, with the Bank being the surviving entity; and (3) the outstanding shares of the Bank's common stock (other than those held by the Mutual Holding Company, which were cancelled) were converted into shares of common stock of the Company pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of the Company as they owned of the Bank. The Company then offered for sale pursuant to the Plan additional shares equal to 60.5% of the common shares of the Company. Consummation of the Plan was subject to (i) the approval of the members of the Mutual Holding Company, (ii) the stockholders of the Bank, and (iii) various regulatory agencies. Pursuant to the Plan, shares of the Company's common stock were offered initially for subscription by eligible members of the Company, eligible employee benefit plans of the Company and the Bank, and certain other persons, including stockholders of the Bank, as of specified dates subject to various subscription priorities as provided in the Plan. The common stock was offered at a price determined by the Board of Directors

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997


NOTE 23 - THE CONVERSION (Cont.)

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

Current regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned Liquidation Account. Also, capital distribution regulations limit the Bank's ability to make capital distribution which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt, and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude (i) any repurchases of the stock of the Company for one year after the conversion, and (ii) any repurchase of the stock of the Company, in the second or third year after the conversion unless such repurchase is pursuant to an offer made on a pro rata basis to all stockholders and with prior approval of the Office of Thrift Supervision or pursuant to an open-market stock repurchase program that complies with certain regulatory criteria including such purchases to not more than 5% of the stock of the Company unless otherwise approved by the Office of Thrift Supervision.

NOTE 24 - YEAR 2000 COMPLIANCE

The year 2000 poses many challenges for the banking industry. Many automated applications may cease to properly function as a result of how date fields have historically been programmed. Many programs were designed and developed without considering the impact of the upcoming change in the century. Failure to address this issue in a timely manner may cause banking institutions to experience operational problems and could cause disruption of financial markets. Many experts believe that even the most prepared organizations may encounter some implementation problems. As a result, the Bank has developed a Year 2000 Strategic Plan (the Plan) to take the necessary steps to insure that problems and disruptions are minimized.

                         COMMUNITY NATIONAL CORPORATION
                                (AND SUBSIDIARY)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

                           DECEMBER 31, 1998 AND 1997

NOTE 24 - YEAR 2000 COMPLIANCE (Cont.)

The Bank's data processing system is outsourced to Intrieve, a service bureau that services the majority of all thrifts and savings and loans throughout the nation. All systems including all Bank PC's are integrated with the service bureau applications. Over $200,000 has been spent on upgrading all equipment, software and systems. This was done principally to modernize operations, but a substantial portion of this investment would have been required for Year 2000 compliance alone. Final testing for Year 2000 compliance has been completed with all applications performing with Year 2000 dates. Successful tests have been completed with all vendors and correspondents with which the Bank directly interfaces. The Bank is Year 2000 compliant at this point. Additional testing will be made during 1999 to check and reinforce compliance readiness. Should any unforeseen glitches arise the Bank has a contingency plan with several alternatives to meet the worst case scenario.

The Bank's customers have been notified and counseled. All commercial customers with Year 2000 requirements have been counseled one on one with compliance assured to the Bank's satisfaction.

The cost of addressing the Year 2000 issue has had no material impact on earnings since the expenditures meeting Year 2000 requirements were required and planned for modernization alone. With testing reflecting compliance to date, there are no indications of material impact on earnings or uncertainty of future operation results or financial condition.

                        MARKET AND DIVIDEND INFORMATION

      The Company's common stock is traded on the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "ILCY." As of December 31, 1998, there were 712,866 shares of common stock outstanding and approximately 157 holders of record of the common stock. This does not include persons who may hold shares in "street name."

      The following table sets forth the high and low bid price for the common stock since the common stock's issuance on December 11, 1997. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

         Fiscal 1997                      High         Low         Dividends Paid
         -----------                      ----         ---         --------------
         Fourth Quarter                   12.00       11.50                None

         Fiscal 1998
         -----------
         First Quarter                    12.00           11.00        35,644
         Second Quarter                   13.00           11.75        35,644
         Third Quarter                    13.375           9.00        35,644
         Fourth Quarter                   11.25            8.25        35,644

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

Pope Thomas                    Stephen M. Lowry                   Robert C. Thomas
Retired sales representative   Plant manager and engineer         Livestock specialist
                               Decatur Metal Works

Richard Walker                 Pat Carnal                         Stephen M. Milam
Practicing attorney            Insurance Agent;                   Attorney
                               President and Owner of
                               Pat Carnal Insurance
                                Agency, Inc.


                                  EXECUTIVE OFFICERS

Charlie H. Walker              Howard W. Tignor                   Arba Milam Taylor
Chairman of the Board          President and Chief                Secretary-Treasurer
                               Executive Officer


                                  OFFICE LOCATIONS

              Main Office                                       Branch Office

         19 Natchez Trace Drive                             435 West Church Street
       Lexington, Tennessee 38351                         Lexington, Tennessee 38351
             (901) 968-6624                                     (901) 968-9599


                                          GENERAL INFORMATION

Independent Auditors                      Annual Meeting                     Stockholder Inquiries and
Arnold, Spain & Company, P.C.             The Annual Meeting of              Availability of 10-KSB Report
Jackson, Tennessee                        Stockholders will be held on       A COPY OF THE COMPANY'S
                                          April 28, 1999 at 2:00 p.m. at     ANNUAL REPORT ON FORM
Special Counsel                           19 Natchez Trace Drive             10-KSB FOR THE FISCAL YEAR ENDED
Housley Kantarian & Bronstein, P.C.       Lexington, Tennessee 38351         DECEMBER 31, 1998 AS FILED WITH THE
1220 19th Street, N.W.                                                       SECURITIES AND EXCHANGE COMMISSION WILL
Suite 700                                 Transfer Agent and Registrar       BE FURNISHED WITHOUT CHARGE TO
Washington, D.C.  20036                   Illinois Stock Transfer Company    STOCKHOLDERS AS OF THE RECORD DATE FOR
                                          Chicago, Illinois                  THE APRIL 22, 1999 ANNUAL MEETING UPON
                                                                             WRITTEN REQUEST TO INVESTOR RELATIONS,
                                                                             COMMUNITY NATIONAL CORPORATION, 19
                                                                             NATCHEZ TRACE DRIVE, LEXINGTON,
                                                                             TENNESSEE 38351

                         COMMUNITY NATIONAL CORPORATION
                         ------------------------------

                                     [LOGO]

                             19 NATCHEZ TRACE DRIVE
                           LEXINGTON, TENNESSEE 38351
                                 (901) 968-6624